UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NATIONWIDE HEALTH PROPERTIES, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 5, 2009

To the Stockholders:

The annual meeting of stockholders of Nationwide Health Properties, Inc. will be held at the Conference Center at 610 Newport Center Drive, Newport Beach, California on Tuesday, May 5, 2009, at 1:00 p.m. local time. At the meeting, stockholders will act on the following matters:

(1)	Election of five directors, four for a term of three years and one for a term of two years;

(2)	To ratify the appointment of Ernst & Young LLP as independent accountants for 2009; and

(3)	Any other matters that may properly come before the meeting.

Stockholders of record at the close of business on March 6, 2009 are entitled to notice of and to vote at the meeting or any postponement or adjournment of the meeting.

For the second year, we intend to take advantage of Securities and Exchange Commission rules that allow issuers to provide access to proxy materials over the Internet. Accordingly, we are mailing, on or about March 26, 2009, a Notice of Internet Availability of Proxy Materials to stockholders of record at the close of business on March 6, 2009.

By Order of the Board of Directors

Douglas M. Pasquale
President and Chief Executive Officer

March 26, 2009

Newport Beach, California

i

(continued)

ii

NATIONWIDE HEALTH PROPERTIES, INC.

610 Newport Center Drive, Suite 1150

Newport Beach, California 92660

PROXY STATEMENT

The Board of Directors (the “Board”) of Nationwide Health Properties, Inc. (the “Company”) is providing these materials for the solicitation of proxies for use at our annual meeting of stockholders to be held on Tuesday, May 5, 2009 beginning at 1:00 p.m., Pacific time, at the Conference Center, 610 Newport Center Drive, Newport Beach, California, and at any time and date to which the annual meeting may be properly adjourned or postponed. This proxy statement and the accompanying Notice of Annual Meeting of Stockholders describe the purposes of the annual meeting. Distribution of these proxy solicitation materials is scheduled to begin on or about March 26, 2009 to all stockholders entitled to notice of and to vote at the meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the Company’s annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors and the ratification of Ernst & Young LLP as the Company’s independent accountants for the calendar year ending December 31, 2009. In addition, the Company’s management will report on the performance of the Company during 2008 and respond to questions from the stockholders.

What is the Notice of Internet Availability of Proxy Materials?

In accordance with the new rules and regulations promulgated by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are now furnishing proxy materials, which include our proxy statement and annual report, to our stockholders over the Internet. Because you received a Notice of Internet Availability of Proxy Materials, you will not receive a printed copy of the proxy materials, unless you have previously made a permanent election to receive these materials in hard copy. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability of Proxy Materials and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, March 6, 2009, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or at any time and date to which the annual meeting may be properly adjourned or postponed. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 102,413,400 shares of common stock of the Company were outstanding. For purposes of determining the existence of a quorum, proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote my shares?

By Telephone or the Internet—Stockholders can simplify their voting by voting their shares via telephone or the Internet. The telephone and Internet procedures are designed to authenticate a stockholder’s identity, allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

The telephone and Internet voting facilities will close at 11:59 p.m., Eastern Standard Time, on May 4, 2009.

By Mail—Stockholders who request a paper proxy card by telephone, Internet or e-mail may elect to vote by mail and should complete, sign and date their proxy cards and mail them in the pre-addressed envelopes that accompany the delivery of paper proxy cards. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Stockholders who hold shares beneficially in street name may vote by mail by requesting a paper proxy card according to the instructions contained in the Notice of Internet Availability of Proxy Materials received from your broker or other agent, and then completing, signing and dating the voting instruction card provided by the brokers or other agents and mailing it in the pre-addressed envelope provided.

At the Annual Meeting—Shares held in your name as the stockholder of record may be voted by you in person at the annual meeting. Shares held beneficially in street name may be voted by you in person at the annual meeting only if you obtain a legal proxy from the broker or other agent that holds your shares giving you the right to vote the shares and bring such proxy to the annual meeting.

Can I change my vote?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company, either a notice of revocation or a duly executed proxy bearing a later date. If you are a registered stockholder, or if you are a “street name” stockholder and obtain a proxy form from your broker or other institution holding your shares, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth, together with the description of all proposals, in this proxy statement. In summary, the Board unanimously recommends a vote FOR election of the nominated slate of directors (see page 7) and FOR the ratification of the appointment of the independent accountants (see page 47).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve the election of the directors and to ratify the appointment of independent accountants?

A plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

The affirmative vote of a majority of the votes cast at the meeting is required to ratify the appointment of Ernst & Young LLP as the Company’s independent accountants for the calendar year ending December 31, 2009.

If you hold your shares in “street name” through a broker or other nominee, the New York Stock Exchange rules permit your broker or nominee to exercise voting discretion with respect to Item 1 and Item 2 without receiving instructions from you, the beneficial owner. Thus, if you do not give your broker or nominee specific instructions, your shares may nevertheless be voted on those matters and will be counted for purposes of determining the outcome of such matters. If, however, your broker or nominee indicates on the proxy that it does not have discretionary power to vote shares on a particular matter, then those shares, while still considered as represented at the meeting for quorum purposes, will not be considered as voting for purposes of determining the outcome of that matter.

Abstentions do not constitute as a vote “for” or “against” any matter. Thus, abstentions will be disregarded in the calculation of a plurality for purposes of the election of directors in Item 1 or votes cast for purposes of the ratification of auditors in Item  2.

What is the Company’s policy with respect to Board member attendance at annual meetings of stockholders?

Board members are encouraged to attend the Company’s annual meeting of stockholders. Seven of the Company’s eight Board members serving at the time attended the 2008 annual meeting of stockholders.

How may I obtain a separate set of proxy materials or request a single set for my household?

If you share an address with another stockholder, you may receive only one set of proxy materials (including our Notice of Internet Availability of Proxy Materials, annual report and proxy statement, as applicable) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now, please request the additional copies by writing to us at the address below:

Nationwide Health Properties, Inc.

Attn: Investor Relations

610 Newport Center Drive, Suite 1150

Newport Beach, CA 92660

Telephone: (949) 718-4400

Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write us at the address above to request delivery of a single copy of these materials in the future.

STOCK OWNERSHIP

Who are the largest owners of the Company’s stock?

The following table sets forth the only stockholders known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock at December 31, 2008:

Beneficial Owner	Common Stock Beneficially Owned	Percent of Outstanding Shares
ING Clarion Real Estate Securities, L.P. 201 King of Prussia Road, Suite 600 Radnor, PA 19087	9,016,205(1)	8.81%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	7,352,512(2)	7.19%
Barclays Global Investors, NA and affiliated entities 400 Howard Street San Francisco, CA 94105	5,792,785(3)	5.66%
Cohen & Steers, Inc. 280 Park Avenue, 10th Floor New York, NY 10017	5,589,169(4)	5.46%
Invesco Ltd. and affiliated entities 1555 Peachtree Street NE Atlanta, GA 30309	5,457,703(5)	5.33%
Deutsche Bank AG Theodor-Heuss-Allee 70 60468 Frankfurt am Main Federal Republic of Germany	5,186,336(6)	5.07%

(1)	ING Clarion Real Estate Securities, L.P. had sole dispositive power with respect to 9,015,205 shares, sole voting power with respect to 3,752,445 shares and shared voting power with respect to 5,000 shares. Information is based on a Schedule 13G/A filed by ING Clarion Real Estate Securities, L.P. with the Securities and Exchange Commission on March 13, 2009.

(2)	The Vanguard Group, Inc. had sole dispositive power with respect to 7,352,512 shares and sole voting power with respect to 45,896 shares. Included in the securities listed above as beneficially owned by The Vanguard Group, Inc. are 45,896 shares over which its wholly-owned subsidiary, Vanguard Fiduciary Trust Company, has sole voting power. Information is based on a Schedule 13G/A filed by The Vanguard Group, Inc. with the Securities and Exchange Commission on February 13, 2009.

(3)	Barclays Global Investors, NA and affiliated entities had sole dispositive power with respect to 2,567,679 shares and sole voting power with respect to 2,006,770 shares. Information is based on filings with the Securities and Exchange Commission. Information is based on a Form 13F filed by Barclays Global Investors UK Holdings Limited with the Securities and Exchange Commission on February 5, 2009.

(4)	Cohen & Steers, Inc., together with its wholly-owned subsidiary Cohen & Steers Capital Management, Inc., had sole dispositive power with respect to 5,589,169 shares and sole voting power with respect to 5,144,354 shares. Information is based on a Schedule 13G/A filed by Cohen & Steers, Inc. with the Securities and Exchange Commission on February 17, 2009.

(5)	Invesco Ltd. and affiliated entities had sole dispositive power with respect to 5,419,300 shares and sole voting power with respect to 3,981,648 shares. Information is based on filings with the Securities and Exchange Commission. Information is based on a Form 13G filed by Invesco Ltd. with the Securities and Exchange Commission on February 12, 2009.

(6)	Deutsche Bank AG had sole dispositive power with respect to 7,523,091 shares and sole voting power with respect to 4,384,178 shares. Included in the securities listed above as beneficially owned by Deutsche Bank AG are 7,184,691 shares for which RREEF America, L.L.C. has sole dispositive power, 32,300 shares for which Deutsche Bank Trust Corp. Americas has sole dispositive power, 306,100 shares for which Deutsche Investment Management Americas has sole dispositive and voting power and 3,040 for which Deutsche Bank Trust Company National Association has sole dispositive power. Information is based on a Schedule 13G filed by Deutsche Bank AG with the Securities and Exchange Commission on February 12, 2009.

How much stock do the Company’s directors and executive officers own?

The following table shows the amount of common stock of the Company beneficially owned (unless otherwise indicated) by the Company’s directors, the executive officers of the Company named in the Summary Compensation Table below, and all current directors and executive officers of the Company as a group. Except as otherwise indicated, all information is as of February 28, 2009.

Name	Aggregate Number of Shares Beneficially Owned(1)	Acquirable within 60 Days(2)	Percent of Shares Outstanding(3)	Restricted Stock Units(4)
R. Bruce Andrews	358,366	205,497	0.3%	5,000
David R. Banks	45,500	—	0.0%	5,000
Donald D. Bradley	122,909	64,500	0.1%	56,466
William K. Doyle	20,490	—	0.0%	5,000
Richard I. Gilchrist	—	—	0.0%	3,000
Abdo H. Khoury	65,572	9,850	0.1%	46,438
Charles D. Miller	112,545	—	0.1%	5,000
Douglas M. Pasquale	231,356	85,000	0.2%	170,188
Robert D. Paulson	26,843	—	0.0%	5,000
Jeffrey L. Rush, M.D.	511,422	511,422	0.5%	3,000
Keith P. Russell	10,000	—	0.0%	5,000
Jack D. Samuelson	72,991	—	0.1%	5,000
David E. Snyder	1,830	—	0.0%	—
All current directors and executive officers as a group (12 persons)	1,572,649	876,269	1.5%	314,092

(1)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either some or shared investment or voting authority. Certain of the Company’s directors and executive officers disclaim beneficial ownership of some of the shares included in the table, as follows:

•	Mr. Banks—2,000 shares held by his wife.

•	Mr. Doyle—268 shares held by his son and 3,400 shares held by two trusts.

•	Mr. Pasquale—5,500 shares held by his wife and 3,651 shares held by his two sons.

•	Mr. Paulson—8,843 shares held by his son’s and daughter’s trust.

The table includes the following shares of unvested restricted stock: 1,000 shares for each of Messrs. Andrews, Banks, Doyle, Miller, Paulson, Russell and Samuelson, 1,400 shares for Mr. Bradley, 1,700 for

Mr. Khoury, 4,100 shares for Mr. Pasquale and 14,200 shares for all current directors and executive officers as a group.

The number of shares shown in this column also includes the shares in the column entitled “Acquirable within 60 Days.”

(2)	Reflects shares that could be purchased by exercise of options under the Company’s stock option plan and shares that could be acquired by the conversion of operating partnership units on February 28, 2009 or within 60 days thereafter.

(3)	Any shares acquirable within 60 days of February 28, 2009 by a person are deemed to be outstanding for the purpose of computing the percentage beneficially owned by that person, but they are not treated as outstanding for the purpose of computing the ownership percentage of any other person.

(4)	Each restricted stock unit represents a contractual right to receive one share of our common stock if certain time-based vesting requirements are satisfied. Restricted stock units are credited to a bookkeeping account established by the Company on behalf of each grantee. The restricted stock units do not have voting rights and generally may not be transferred, except to the Company or to a beneficiary of the holder upon his death. Holders are, however, entitled to dividend equivalent rights with respect to the restricted stock units. The restricted stock units reflected in this column are not included in the computation of percent of shares outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and the persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company. Officers, directors and greater than 10% stockholders are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file.

Based upon a review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended December 31, 2008, the Company believes that all of the Company’s directors and executive officers complied during 2008 with the reporting requirements of Section 16(a) of the Securities Act of 1934, except that: Dr. Jeffrey L. Rush filed one late report related to 77,230 Class A Partnership Units in NHP/PMB L.P., which can be exchanged for shares of our common stock.

ITEM 1—ELECTION OF DIRECTORS

The Board of Directors is currently divided into three classes, each having three-year terms that expire in successive years.

The current term of office of the directors in each class expire as follows:

•	Class I expires at the 2009 annual meeting;

•	Class II expires at the 2010 annual meeting; and

•	Class III expires at the 2011 annual meeting.

The Board proposes that each of the nominees currently serving as a Class I director be elected for a term of three years and until his respective successor is duly elected and qualified, and the nominee currently serving as a Class III director be elected for a term of two years and until his respective successor is duly elected and qualified. Each of the nominees is described below under the caption “Directors Standing for Election.” Mr. Gilchrist is standing for election as a Class III director at the 2009 annual meeting because the Board appointed him as a director in August 2008. The Company has appointed Dr. Rush for election to the Board pursuant to an agreement with Pacific Medical Buildings LLC, dated February 25, 2008.

Each of the nominees has consented to serve a three-year term or, in the case of Mr. Gilchrist, a two-year term. If any of them should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

VOTE REQUIRED

A plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” APPROVAL OF THE ELECTION OF EACH OF THE DIRECTOR NOMINEES

LISTED BELOW

Directors Standing for Election

Class I Directors

William K. Doyle	Director since 2000

Mr. Doyle, 62, has been the Managing Partner of Kerlin Capital Group, LLC, a private investment bank based in Los Angeles, California, since he founded the firm in December 1994. Mr. Doyle has been an investment banker for more than 30 years. Prior to founding Kerlin Capital Group, LLC, Mr. Doyle was a Managing Director and investment banker for four different firms: Smith Barney, Prudential Capital Funding, Bankers Trust Company and Lehman Brothers, where he was involved in capital raising transactions for ten different REITs.

Robert D. Paulson	Director since 2002

Mr. Paulson, 63, has been the Chief Executive Officer of Aerostar Capital LLC, a private equity investment firm since he founded it in June 1997. Prior to founding Aerostar Capital, Mr. Paulson retired from McKinsey & Company, Inc., an international management consulting firm. At McKinsey, Mr. Paulson served as the Los Angeles Office Manager, led the Global Aerospace and Defense Practice, and was twice elected to McKinsey’s Board of Directors. Mr. Paulson also currently serves as a director of Ducommun Inc., Wesco Aircraft Hardware, Inc. and the Grand Teton Music Festival. On February 10, 2009, the Board elected Mr. Paulson to serve as Lead Independent Director of the Company, effective immediately prior to the annual meeting on May 5, 2009.

Keith P. Russell	Director since 2002

Mr. Russell, 63, has been the President of Russell Financial, Inc., a strategic and financial consulting firm serving businesses and high net worth individuals and families, since April 2001. Mr. Russell retired in March 2001 as the Chairman of Mellon West, a fiduciary bank, and Vice Chairman of Mellon Financial Corporation, a fiduciary bank. Prior to his position as Chairman of Mellon West, Mr. Russell was Vice Chairman and Chief Risk Officer of Mellon Bank Corporation from June 1992 to April 1996. Mr. Russell is the former President and Chief Operating Officer, and a Director, of Glenfed/Glendale Federal Bank. Before joining Glendale Federal Bank in 1983, Mr. Russell served as a Senior Vice President and Deputy Administrator of the Subsidiary Group of Security Pacific Corporation. Mr. Russell is a Director of Sunstone Hotel Investors, Inc., a real estate investment trust and Forrest Binkley Brown, a venture capital firm.

Jeffrey L. Rush, M.D.	Director since 2008

Dr. Rush, 68, is a 20-year veteran of medical office building acquisition and development. He is the Chairman of Pacific Medical Buildings LLC, a developer, owner and manager of medical office buildings in the western United States. Dr. Rush was a practicing board-certified radiologist for 25 years. He served as Chairman of Radiology at Alvarado Hospital, San Diego, California, founder of Mobile MRI Inc. and a member of the Physicians Advisory Board of National Medical Enterprises. He is currently active in numerous medically-related, bio-tech, pharmaceutical, and real estate ventures.

Class III Director

Richard I. Gilchrist	Director since 2008

Mr. Gilchrist, 63, serves as President of The Irvine Company’s Investment Properties Group. Mr. Gilchrist has served as chief executive and founder of several major public and private REITs and real estate operating companies with investments throughout the United States. In his current role, Mr. Gilchrist guides all aspects of The Irvine Company’s office, retail, resort and apartment properties in Southern California and Silicon Valley, including development, marketing and management. The Irvine Company is a 140-year old privately held company known throughout the world as a best-of-class master planner and long-term owner, investor and operator of a large and diversified real estate portfolio. Prior to joining The Irvine Company, Mr. Gilchrist served as President and Co-Chief Executive of Maguire Properties, Inc. in Los Angeles. At Maguire Properties, he oversaw significant growth in the company’s portfolio, both through acquisitions and development, and spearheaded the REIT’s successful initial public offering in 2003. Before joining Maguire Properties, Mr. Gilchrist served as President and Chief Executive Officer of the privately held REIT, Commonwealth Atlantic Properties, where he managed the planning and entitlement of an 11 million square foot mixed-use project. Mr. Gilchrist currently serves as a director of BioMed Realty Trust, Inc.

Directors Continuing in Office

Class II Directors

David R. Banks	Director since 1985

Mr. Banks, 72, is the retired Chairman and Chief Executive Officer of Beverly Enterprises, Inc., an operator of nursing facilities and rehabilitation clinics. He joined Beverly Enterprises, Inc. as President and Chief Operating Officer in October 1979; was elected President and Chief Executive Officer in May 1989, and was elected Chairman, President and Chief Executive Officer in March 1990; and served as Chairman from March 1990 until his retirement in December 2001. He was a Director of Beverly Enterprises, Inc. from September 1979 through December 2001. Mr. Banks is a director of Ralcorp Holdings.

Douglas M. Pasquale	Director since 2003

Mr. Pasquale, 54, has served as President and Chief Executive Officer of the Company since April, 2004 and as Executive Vice President, Chief Operating Officer and a Director of the Company since November 2003. Mr. Pasquale served as the Chairman and Chief Executive Officer of ARV Assisted Living, an operator of assisted living facilities, from December 1999 to September 2003. From April 2003 to September 2003, Mr. Pasquale concurrently served as President and Chief Executive Officer of Atria Senior Living Group. From March 1999 to December 1999, Mr. Pasquale served as the President and Chief Executive Officer at ARV, and he served as the President and Chief Operating Officer at ARV from June 1998 to March 1999. Previously, Mr. Pasquale served as President and Chief Executive Officer of Richfield Hospitality Services, Inc. and Regal Hotels International—North America a hotel ownership and hotel management company from 1996 to 1998, and as its Chief Financial Officer from 1994 to 1996. Mr. Pasquale is a member of the Executive Board of the American Seniors Housing Association (ASHA) and is a director of Alexander & Baldwin, Inc. (NYSE: AXB) and Matson Navigation. On February 10, 2009, the Board elected Mr. Pasquale to serve as Chairman of the Board of the Company, effective immediately prior to the annual meeting on May 5, 2009.

Jack D. Samuelson	Director since 1994

Mr. Samuelson, 84, co-founded Samuelson Brothers, a real estate developer and contracting firm, in 1946, and has served as its President and Board Chairman since 1957. He is a Trustee of the educational institutions Occidental College and Fuller Seminary. He is a past Chairman of Hollywood Medical Center and the Institute of Critical Care Medicine. He serves several non-profit housing companies: Director of Southern California Presbyterian Homes and Beacon Affordable Housing Enterprises.

Class III Directors

R. Bruce Andrews	Director since 1989

Mr. Andrews, 68, served as President and Chief Executive Officer of the Company from September 1989 until his retirement in April 2004. He had previously served as a Director of American Medical International, Inc., a hospital management company, and served as its Chief Financial Officer from 1970 to 1985 and its Chief Operating Officer in 1985 and 1986. Mr. Andrews is a director of Thomas Properties Group, Inc., a full-service real estate operating company.

Charles D. Miller	Director since 1985

Mr. Miller, 81, is the retired Chairman and Chief Executive Officer and current Director Emeritus of Avery Dennison Corporation, a manufacturer of self-adhesive materials, labels, and office products, where he held various executive positions since 1964. He is a member of the Board of Directors of the LA 84 Foundation, the Los Angeles Sports Council and the Southern California Committee for the Olympic Games. He is also a Trustee of Southern California Public Radio/KPCC and Trustee Emeritus of Johns Hopkins University and Occidental College. Mr. Miller has served as Chairman of the Board of the Company since 1998. Effective immediately prior to the annual meeting on May 5, 2009, Mr. Miller will be succeeded as Chairman by Mr. Pasquale.

How are directors compensated?

Director Compensation Table—Calendar 2008

The following table presents information regarding the compensation paid during 2008 to members of our Board of Directors who are not also our employees (referred to herein as “Non-Employee Directors”). The compensation paid to Douglas M. Pasquale, a director who is also our Chief Executive Officer is presented below in the “Summary Compensation Table—Calendar 2008” and the related explanatory tables. Mr. Pasquale is not entitled to receive additional compensation for his service as a director.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1)(2)(3) (c)	Change in Pension Value ($) (d)	Total ($) (e)
William K. Doyle	54,083	86,008	24,269	164,360
Robert D. Paulson	63,583	86,008	17,421	167,012
Keith P. Russell	59,083	86,008	17,421	162,512
David R. Banks	46,500	86,008	48,394	180,901
Jack D. Samuelson	46,083	86,008	38,831	170,922
R. Bruce Andrews	43,083	86,008	9,376	138,467
Charles D. Miller	98,661	86,008	48,394	233,068
Jeffrey L. Rush, M.D.	14,000	—	—	14,000
Richard I. Gilchrist	14,000	—	—	14,000

(1)	The amounts reported in Column (c) above reflect the aggregate dollar amounts recognized for stock awards for financial statement reporting purposes with respect to 2008 (disregarding any estimate of forfeitures related to service-based vesting conditions). No stock awards granted to Non-Employee Directors were forfeited during 2008. For a discussion of the assumptions and methodologies used to calculate the amounts reported in Column (c) above, please see the discussion of stock awards contained in Note 15 (Stock Incentive Plan) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2008 Annual Report on Form 10-K filed with the SEC, which note is incorporated herein by reference.

(2)	As described below, we granted each of our Non-Employee Directors an award of 3,000 shares of restricted stock units during 2008. Each of these restricted stock unit awards had a value of $96,570 on the grant date. No option awards were granted to our Non-Employee Directors during 2008.

(3)	The following table presents the number of outstanding and unexercised option awards and the number of unvested stock awards held by each of our Non-Employee Directors as of December 31, 2008. Mr. Andrews’ outstanding stock options were granted to him while he was employed as our President and Chief Executive Officer and do not represent compensation to him for services as a director.

Director	Number of Shares Subject to Outstanding Options as of 12/31/08	Number of Unvested Shares of Restricted Stock and Restricted Stock Units as of 12/31/08
William K. Doyle	—	6,000
Robert D. Paulson	—	6,000
Keith P. Russell	—	6,000
David R. Banks	—	6,000
Jack D. Samuelson	—	6,000
R. Bruce Andrews	205,497	6,000
Charles D. Miller	—	6,000
Jeffrey L. Rush, M.D.	—	—
Richard I. Gilchrist	—	—

Total Directors	205,497	42,000

Director Compensation

Compensation for Non-Employee Directors during 2008 generally consisted of an annual retainer, fees for attending meetings, and an annual equity award. Each Non-Employee Director who was a Director prior to 2005 also participates in the Company’s Retirement Plan for Directors.

Annual Retainer and Meeting Fees

The following table sets forth the schedule of meeting fees and annual retainers for each Non-Employee Director in effect during 2008:

Type of Fee	Dollar Amount
Annual Board Retainer	$30,000
Additional Annual Retainer to Chairman of the Board	$50,000
Additional Annual Retainer to Audit and Investment Committee Chairman	$15,000
Additional Annual Retainer to Compensation Committee Chairman	$10,000
Additional Annual Retainer to Corporate Governance and Nominating Committee Chairman	$ 5,000
Fee for each Board meeting attended, including adjourned meetings	$ 1,500
Fee for each Board Committee meeting attended, including adjourned meetings	$ 1,000

All Non-Employee Directors are reimbursed for out-of-pocket expenses they incur serving as directors.

Annual Equity Awards

Under our Non-Employee Director compensation policy as in effect in 2008, our Non-Employee Directors were granted an annual award of 3,000 shares of restricted stock units under the Company’s 2005 Performance Incentive Plan in January 2008. Subject to each Non-Employee Director’s continued service as a director, each award vests as to one-third of the total shares of restricted stock units subject to the award on each of the first, second and third anniversaries of the grant date. Pursuant to the terms of the 2005 Performance Incentive Plan, restricted stock units granted to our Non-Employee Directors may vest on an accelerated basis in connection with a change in control of the Company. Prior to the time they become vested, shares of restricted stock units generally may not be transferred, sold or otherwise disposed of.

Upon the termination of a Non-Employee Director’s services as a director, any then-unvested shares of restricted stock units will be forfeited to the Company. Non-Employee Directors are not entitled to any payment with respect to restricted stock units that are forfeited to the Company.

Non-Employee Directors are entitled to cash dividends on unvested shares of restricted stock units at the same rate that the Company pays dividends on all of its common stock. No future dividends will be paid on shares of restricted stock units that are forfeited to the Company; however, Non-Employee Directors will be entitled to retain any dividends paid on shares of restricted stock units prior to forfeiture.

Each Non-Employee Director’s restricted stock unit award was granted under, and is subject to the terms of, the 2005 Performance Incentive Plan. The Compensation Committee administers the plan as to Non-Employee Director awards and has the authority to interpret and make all required determinations under the plan, subject to Board oversight and plan limits. This authority includes making required proportionate adjustments to outstanding restricted stock unit awards to reflect any impact resulting from various corporate events such as reorganizations, mergers and stock splits.

Retirement Plan for Directors

Each Non-Employee Director who was a Director prior to 2005 participates in the Company’s Retirement Plan for Directors, which was frozen as of December 31, 2005. No new years of service and no new directors will be added to the plan after that date. Under the terms of the plan, Non-Employee Directors whose services as a director terminate for any reason (in accordance with the requirements for a “separation from service” under Section 409A of the Internal Revenue Code), are entitled to receive an annual retirement benefit from the Company equal to the aggregate annual retainer in effect at the time of the Non-Employee Director’s termination of services as a director. Increases in the annual retainer that take effect after a Non-Employee Director’s termination of services as a director will automatically increase the annual retirement benefit. The annual retirement benefit will be paid for a period equal to the number of years (as of December 31, 2005) that the Non-Employee Director served as a director. Upon the death of a Non-Employee Director, any remaining benefits under the plan will be paid to the Non-Employee Director’s designated beneficiary in accordance with the same payment schedule described above until receipt of the maximum benefit to which the Non-Employee Director would have been entitled had the Non-Employee Director survived. In 2008 the Company adopted a technical amendment to the Retirement Plan for Directors for purposes of complying with Section 409A of the Internal Revenue Code.

The following table presents information regarding the present value of accumulated benefits that may become payable to the Non-Employee Directors under the Retirement Plan for Directors as of December 31, 2008:

Name (a)	Number of Years Credited Service (as of December 31, 2005) (#)(1) (b)	Present Value of Accumulated Benefit (as of December 31, 2008) ($)(1) (c)
William K. Doyle	6	161,594
Robert D. Paulson	4	111,797
Keith P. Russell	34	111,797
David R. Banks	21	434,990
Jack D. Samuelson	12	290,026
R. Bruce Andrews	2	58,037
Charles D. Miller	21	434,990
Jeffrey L. Rush, M.D.	—	—
Richard I. Gilchrist	—	—

(1)	The years of credited service shown in the table above is presented as of December 31, 2005 because the plan was frozen as of that date with respect to years of credited service. The present value of accumulated benefits shown in the table above is presented as of December 31, 2008, assuming that each Non-Employee Director retires from the Board of Directors on December 31, 2008 and that benefits are paid out in accordance with the terms of the plan described above. For a description of the material assumptions used to calculate the present value of accumulated benefits shown above, please see Note 17 (Pension Plan) to the Company’s Consolidated Financial Statements, each included as part of the Company’s 2008 Annual Report on Form 10-K filed with the SEC, which note is incorporated herein by reference.

How often did the Board meet during 2008?

The Board met six times during 2008. Each Director who was a Director for the entire year attended more than 75% of the total number of meetings of the Board and Committees on which he served. Each Director who was a Director for a portion of the year attended more than 75% of the total number of meetings of the Board held during the time such Director was a member of the Board.

What Committees has the Board established?

The Company’s Board composition and Committees are as follows:

BOARD COMPOSITION

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Investment Committee
Douglas M. Pasquale, Chairman, President & Chief Executive Officer(3)
R. Bruce Andrews, Retired Chief Executive Officer(1)				X
David R. Banks(1)		X	X	X
William K. Doyle(1)	X	Chair
Charles D. Miller(1)(3)			Chair
Robert D. Paulson, Lead Independent Director(1)(3)(4)	X	X		Chair
Keith P. Russell(1)(2)	Chair		X
Jack D. Samuelson(1)			X	X
Jeffrey L. Rush, M.D.
Richard I. Gilchrist(1)

(1)	Independent Director, as defined in the New York Stock Exchange listing standards applicable to the Company and as determined by the Board in accordance with the Company’s Corporate Governance Principles.

(2)	The Board has determined that Mr. Russell is qualified as an Audit Committee financial expert within the meaning of SEC regulations and that he has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange.

(3)	Effective immediately prior to the annual meeting on May 5, 2009, Mr. Pasquale will succeed Mr. Miller as Chairman of the Board, and Mr. Paulson will serve as Lead Independent Director.

(4)	The duties of the Lead Independent Director are expected to include presiding at all executive sessions of the Board, serving as a liaison between the Chairman and the other directors as necessary and assisting the Chairman with the appointment and proper functioning of Board committees, including the assignment of tasks, and other responsibilities determined by the Board.

How may I view committee charters?

Each of the Company’s Committees has a written charter which is available on the Company’s website at www.nhp-reit.com. In addition, stockholders may request free printed copies of the Committee Charters from:

Nationwide Health Properties, Inc.

Attn: Investor Relations

610 Newport Center Drive, Suite 1150

Newport Beach, CA 92660

Audit Committee. The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, accounting and financial reporting processes and audits of the Company’s financial statements, systems of internal accounting and financial controls; independence, qualifications and performance of the independent auditors; performance of the internal audit function and compliance with the Company’s Business Code of Conduct & Ethics and applicable legal and regulatory requirements. Our common stock is listed on the New York Stock Exchange and is governed by its listing standards. All members of the Audit Committee meet the independence standards of the New York Stock Exchange and are independent within the meaning of SEC regulations. The Audit Committee met five times in 2008.

Compensation Committee. The Compensation Committee of the Board is comprised of four members of the Board, each of whom the Board has determined, in accordance with its categorical standards, is independent under the rules of the New York Stock Exchange. The Compensation Committee is responsible for establishing and governing the compensation and benefit practices of the Company. The Compensation Committee establishes the general compensation policies of the Company, reviews and approves compensation of the executive officers of the Company and oversees all of the Company’s employee benefit plans. The Compensation Committee met three times in 2008.

The Board has adopted a charter setting forth the purpose of and other matters pertaining to the Compensation Committee. Pursuant to its charter, the Compensation Committee has the authority to review and determine the compensation paid to our senior executive officers. The Compensation Committee generally determines each officer’s compensation following an annual review of the officer’s performance relative to the Company’s goals and objectives. The Compensation Committee also reviews and determines the compensation paid to our Non-Employee Directors. Pursuant to its charter, the Compensation Committee can delegate any of its responsibilities to subcommittees or outside advisors as the Compensation Committee may deem appropriate.

Except as described below, our executive officers, including the Named Officers, do not currently have any role in determining or recommending the form or amount of compensation paid to our Named Officers and our other senior executive officers. However, our Chief Executive Officer recommends to the Compensation Committee salary, annual bonus and long-term compensation levels for senior officers, including the other Named Officers.

Pursuant to its charter, the Compensation Committee is authorized to retain and terminate any compensation consultant engaged to assist in the evaluation of the compensation of our senior executive officers (including all of the Named Officers). In 2004, the Compensation Committee retained FPL Associates, L.P. (“FPL”), as an independent compensation consultant, to assist the Compensation Committee in designing a long-term incentive program and in determining the appropriate compensation levels for senior executive officers for 2004 through 2006. FPL did not provide any consulting services during 2006. In 2006, the Compensation Committee retained Frederic W. Cook & Company, Inc. (“FW Cook & Co.”), a nationally recognized independent compensation consultant, to review and identify our appropriate peer group companies, to obtain and evaluate current executive compensation data for these peer group companies, to make recommendations to the Compensation Committee regarding the base salary and bonus levels of Named Officers for 2006 in light of the compensation data for our peer group companies and to assist it in designing a new long-term incentive program and determining the appropriate compensation levels for our senior executive officers for 2007 and after.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee assists the Board in identifying qualified individuals to become directors, determining the composition of the Board and its Committees, facilitating the evaluation of the Board’s overall effectiveness and considering corporate governance matters, including monitoring the implementation and maintenance of the Company’s Corporate Governance Principles. All members of the Corporate Governance and Nominating Committee are independent within the rules prescribed by the New York Stock Exchange. The Corporate Governance and Nominating Committee met five times in 2008.

The Corporate Governance and Nominating Committee, with the approval of the full Board, has established the following minimum criteria for evaluating prospective board candidates:

1.	Reputation for integrity, strong moral character and adherence to high ethical standards.

2.	Commitment to understand the Company and its business, industry and strategic objectives.

3.	Commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board Committees and shareholders, and to generally fulfill all responsibilities as a director of the Company.

4.	Willingness within three to five years after first becoming a director to invest (directly or indirectly through grants of restricted stock under plans of the Company) at least five times the amount of the annual Board retainer fee in the Company’s common stock, and a willingness to retain that or an equivalent investment in the Company as long as he or she is a director.

5.	Holds or has held a generally recognized position of leadership, and has demonstrated high levels of accomplishment.

6.	Willingness to agree not to serve on more than four boards of other public companies.

The Corporate Governance and Nominating Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

1.	Whether the nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an audit committee “financial expert” under applicable SEC and stock exchange rules.

2.	For prospective non-employee directors, independence under SEC and applicable stock exchange rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.

The Corporate Governance and Nominating Committee will consider suggestions of nominees from stockholders. Stockholders may recommend individuals for consideration by submitting the materials set forth below to the Company addressed to the Chairman of the Corporate Governance and Nominating Committee at the Company’s address. To be timely, the written materials must be submitted within the time permitted for submission of a stockholder proposal for inclusion in the Company’s proxy statement for the subject annual meeting. The written materials must include (1) all information relating to the individual recommended that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (2) the name(s) and address(es) of the stockholders making the nomination and the amount of the Company’s securities which are owned beneficially and of record by such stockholder(s); (3) appropriate biographical information (including age, a business and residence address) and a statement as to the individual’s qualifications, with a focus on the criteria described above; and (4) the class, series and number of shares of Company stock that are beneficially owned by such individual and the date such shares were acquired and the investment intent of such acquisition. The Corporate Governance and Nominating Committee will evaluate a prospective nominee suggested by any stockholder in the same manner and against the same criteria as any other prospective nominee identified by the Corporate Governance and Nominating Committee from any other source.

The nomination of existing directors is not automatic, but is based on continuing qualification under the criteria set forth above. For incumbent directors standing for re-election, the Corporate Governance and Nominating Committee will consider the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company. In 2007, the Board adopted a policy that a director may not stand for reelection after he or she has reached the age of 75. However, the Board may, in its discretion make an exception to the policy if the Board unanimously determines that it is in the best interests of the Company for such director to continue to serve on the Board past age 75 and that such director would be able to carry out his duties as a director.

The number of officers or employees of the Company serving at any time on the Board will be limited such that, at all times, a majority of the directors is “independent” under applicable SEC and New York Stock Exchange rules.

After reviewing appropriate biographical information and qualifications, qualified candidates will be interviewed by members of the Corporate Governance and Nominating Committee, the Lead Independent Director and the Chairman and Chief Executive Officer.

As required by the Corporate Governance and Nominating Committee Charter, the Company has adopted a set of Corporate Governance Principles. In addition, the Company has adopted a code of business conduct and ethics for directors, officers (including the Company’s principal executive officer, principal financial officer and chief investment officer) and employees, known as the Business Code of Conduct & Ethics. As mentioned above, the Corporate Governance and Nominating Committee Charter and the accompanying Corporate Governance Principles are available on the Company’s website at www.nhp-reit.com, as is the Company’s Business Code of Conduct & Ethics. In addition, stockholders may request free printed copies of the Corporate Governance and Nominating Committee Charter, Corporate Governance Principles and the Business Code of Conduct & Ethics from:

Nationwide Health Properties, Inc.

Attn: Investor Relations

610 Newport Center Drive, Suite 1150

Newport Beach, CA 92660

Investment Committee. The Investment Committee has the power to recommend and/or approve the Company’s investments and reviews the Company’s investment risk policies. The Investment Committee has authority to approve investments at pre-established investment levels, while investments in excess of such limits require Board approval. Additionally, the Investment Committee oversees the Company’s portfolio management program, including the growth, performance and strength of the Company’s existing assets and tenants. The Investment Committee met eight times in 2008.

How may I communicate with NHP’s directors?

You may submit an e-mail to NHP’s Board at CorporateGovernance@nhp-reit.com. These communications may be submitted on a confidential or anonymous basis if you so desire and (1) will be forwarded by NHP’s Compliance Officer to the appropriate directors for their review; (2) will be reviewed and addressed by the Audit Committee; and (3) will be reported to the Board on a quarterly basis. Mr. Robert D. Paulson, an independent director who will serve as the Company’s Lead Independent Director effective immediately prior to the annual meeting on May 5, 2009, will preside at the executive sessions of non-management directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board has adopted a Business Code of Conduct & Ethics, which applies to all employees, including our Chief Executive Officer, Chief Financial and Portfolio Officer, Chief Investment Officer, Vice Presidents and Directors. The Business Code of Conduct & Ethics is posted on our website at www.nhp-reit.com. The Business Code of Conduct & Ethics describes the Company’s policies and standards for protecting the Company’s integrity and provides guidance to the Company’s employees, officers and directors in recognizing and properly resolving any ethical and legal issues that may be encountered while conducting the Company’s business. The Company’s Business Code of Conduct & Ethics provides that no director or officer of the Company shall act on behalf of the Company as a principal in any transaction with a supplier, competitor or customer in which an affiliate of such director or officer is a principal, officer or representative in such transaction, without prior approval of the Audit Committee. It is the policy of the Audit Committee to review the terms and substance of any potential related party transaction generally and for purposes of determining whether a waiver to the Business Code of Conduct & Ethics should be granted. There have been no waivers of the Business Code of Conduct & Ethics.

In August 2008, Dr. Jeffrey Rush was appointed as a Director of the Company. Dr. Rush is the Chairman of Pacific Medical Buildings LLC (“PMB”), a company with which we entered into an agreement in February 2008 to acquire up to 18 medical office buildings for $747.6 million. In April 2008, we formed NHP/PMB L.P. (“NHP/PMB”), a limited partnership, to acquire properties from entities affiliated with PMB. During 2008, NHP/PMB acquired PMB’s affiliates’ interests in nine of the 18 medical office buildings, for $232.2 million, which was paid in a combination of cash, the assumption of $120.8 million of mortgage financing and the issuance of 1,829,562 limited partnership units with a fair value at the date of issuance of $58.4 million. We also acquired one of the 18 medical office buildings directly (not through NHP/PMB) for $14.7 million, including acquisition costs. Pursuant to the agreement with PMB, certain conditions must be met in order for us to be obligated to purchase the seven remaining medical office buildings. We recently elected to terminate the agreement with respect to one property after the conditions requiring us to close on such property were not met. In 2008, Dr. Rush, and certain entities affiliated with Dr. Rush, was issued 887,635 limited partnership units in NHP/PMB in exchange for his interest in the medical office buildings contributed to the partnership. After a one-year holding period, holders of limited partnership units may redeem such units for cash or, at our option, shares of our common stock (on a one-for-one basis, subject to adjustment).

In August 2008, we acquired for $3.5 million a 44.95% interest in an affiliate of PMB that owns two multi-tenant medical office buildings. Dr. Rush, through an unaffiliated entity, has an ownership interest in such affiliate of PMB. Additionally, in September 2008, we funded a mortgage loan secured by a medical office building in the amount of $47.5 million. Dr. Rush has an ownership interest in another entity that owns the medical office building that is security for this loan.

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to the principal executive and principal financial officers of the Company (Douglas M. Pasquale and Abdo H. Khoury, respectively), and the two other executive officers of the Company (Donald D. Bradley and David E. Snyder). These individuals are referred to as the “Named Officers” in this Proxy Statement. On February 22, 2008, David E. Snyder resigned his position as Vice President and Controller of the Company, effective February 29, 2008. Information discussed in this section about Mr. Snyder relates to compensation he earned in 2008 until his cessation of employment with the Company.

Role of Executive Officers in Compensation Decisions

The Company’s current executive compensation programs are determined and approved by the Compensation Committee of the Board (the “Compensation Committee”). None of the Named Officers are members of the Compensation Committee. The Company’s Chief Executive Officer, Douglas M. Pasquale, recommends to the Compensation Committee the base salary, annual bonus and long-term compensation levels for other Named Officers. In addition, Mr. Pasquale generally attends Compensation Committee meetings (except when such meetings are in executive session). None of the other Named Officers had any role in determining the compensation of other Named Officers.

Executive Compensation Program Objectives and Overview

The Company’s current executive compensation programs are intended to achieve three fundamental objectives: (1) market competitiveness to attract and retain qualified executives; (2) pay for performance, including the recognition of exceptional individual performance, to motivate and direct executives’ efforts toward superior company and individual results measured over appropriate short- and long-term periods; and (3) alignment of executives’ interests to those of our stockholders, and where reasonably practicable, utilizing variables that management can control. In structuring our current executive compensation programs, we are guided by the following basic philosophies:

•	Competition. Compensation should be market-derived and market-driven so that we can attract, retain and motivate qualified executives.

•	Multi-Year Focus. Some portion of the total compensation package should have a multi-year focus.

•	Alignment with Stockholder Interests. Compensation should have substantial linkage to stockholder interest and, where reasonably practicable, should be tied to variables that management can control.

•	Retention. Compensation should encourage appropriate executive retention.

•	Individual Performance. Compensation should be tied to individual performance and recognize exceptional individual performance.

As described in more detail below, the material elements of our current executive compensation program for Named Officers consist of a base salary, an annual bonus opportunity, a long-term equity incentive opportunity, 401(k) retirement benefits, the ability to receive compensation on a deferred basis (with matching contributions and investment earnings), and severance protection for certain actual or constructive terminations of the Named Officers’ employment. Named Officers are also provided with limited perquisites.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. The table below lists each material element of our executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Element	Compensation Objectives Designed to be Achieved
Base Salary	• Attract and retain

Annual Bonus Opportunity	• Attract and retain • Pay for short-term performance • Alignment with shareholders

Long-Term Equity Incentives	• Attract and retain • Pay for long-term performance • Alignment with shareholders

401(k) Retirement Benefits	• Attract and retain

Deferred Compensation Opportunities	• Attract and retain

Severance and Other Benefits Upon Termination of Employment	• Attract and retain

In 2008, we again retained FW Cook & Co. as our independent compensation consultant to review and identify appropriate peer group companies, to obtain and evaluate current executive compensation data for the peer companies, to make recommendations regarding the base salary, bonus levels and long-term incentive awards of Named Officers for 2008 in light of compensation data for the peers, and to support the Company’s future financial and strategic performance objectives.

Based on the recommendations of FW Cook & Co., the Committee approved the following peer group of eight healthcare REITs and four non-healthcare REITs that represent the relevant competitive labor market for Company executives and are reasonably similar to the Company in revenue size and market capitalization:

Company Name	Revenue ($ millions)*	Market Capitalization ($ millions)**
Alexandria R E Equities	$ 445	$1,945
Biomed Realty Trust	$ 283	$ 942
HCP	$1,195	$7,016
Health Care REIT	$ 544	$4,366
Healthcare Realty Trust	$ 215	$1,381
Lexington Realty Trust	$ 440	$ 470
LTC Properties	$ 71	$ 469
Medical Properties Trust	$ 116	$ 419
National Retail Property	$ 227	$1,347
Omega Healthcare Investors	$ 185	$1,315
Realty Income Corp	$ 328	$2,414
Ventas	$ 934	$4,810
Nationwide Health Properties	$ 367	$2,853

Source:	Standard & Poor’s Compustat.

*	Latest four quarters as of February 9, 2009.

**	As of 12/31/08.

We use competitive data as a guide in determining our executives’ pay levels. Benchmarks are constructed by FW Cook & Co. based on compensation data from the peer group and, for some cash benchmarks, from the NAREIT Compensation Survey, a pay survey published annually by the National Association of Real Estate Investment Trusts and FPL Associates. In order to be size appropriate, survey companies are limited to those with market cap from $0.4 billion to $7.0 billion. Data sources are weighted as follows, with peer group data emphasized for positions that can be closely matched:

		Weightings for Cash Compensation Benchmarks
Name	Position	Peer Group Data	Survey Data
Douglas M. Pasquale	President and Chief Executive Officer	100%	0%
Abdo H. Khoury	Executive Vice President and Chief Financial and Portfolio Officer	75%	25%
Donald D. Bradley	Executive Vice President and Chief Investment Officer	75%	25%
David E. Snyder	Former Vice President and Controller	50%	50%

Competitive benchmarks were developed for base salary, total cash compensation (base salary plus actual annual incentives), target annual incentives, target annual long-term incentive values, and total direct compensation (total cash compensation plus target annual long-term incentive values). Individual executives may be high or low in relation to the market based on individual performance, experience, promotability, impact on Company results, and importance of retention.

Consistent with the Company’s compensation philosophy that total compensation should have a substantial linkage to stockholder interests, base salary for Named Officers in 2008 comprised a relatively low percentage (approximately 14% for the Chief Executive Officer, approximately 20% for Named Officers at the Executive Vice President (Messrs. Khoury and Bradley) level and approximately 55% for the Named Officer at the Vice President (Mr. Snyder) level of total compensation. Bonuses for Named Officers (other than Mr. Snyder) in 2008, which, as described below, were determined based on Company, business unit and individual performance, comprised a relatively larger percentage (between approximately 26% and 29%) of total compensation. The Company believes this allocation of base salary and bonus in proportion to total compensation is consistent with market practice and in line with the Company’s previously stated pay objectives and philosophy.

Current Executive Compensation Program Elements

Base Salaries

Like most companies, our policy is to pay Named Officers’ base salaries in cash. To accommodate any Named Officers who may prefer to receive all or a portion of their base salaries on a deferred basis, we currently offer them the opportunity to electively defer the receipt of up to 100% of their base salaries under the Company’s Deferred Compensation Plan described in the “Non-Qualified Deferred Compensation Plan” section below.

During its review of base salaries for Named Officers in 2008, the Compensation Committee primarily considered:

•	competitive benchmark data provided by FW Cook & Co.;

•	each Named Officer’s duties and responsibilities relative to peer companies and other executives internally;

•	the CEO’s recommendation for Named Officers other than himself; and

•	the individual performance, experience, promotability, impact on results, and importance of retaining each of the Named Officers.

Base salary levels for the executive officers are considered annually by the Compensation Committee as part of the performance review process as well as upon a promotion or other major change in job responsibility. For 2008, base salaries for the Named Officers (other than Mr. Snyder) increased by approximately 5% from their 2007 levels to reflect market-based salary adjustments. Mr. Snyder’s 2008 base salary was increased by 13% from his 2007 level to reflect additional responsibilities he was assigned beginning in 2008. Subsequent to the salary increases, the base salaries for Messrs. Pasquale and Bradley approximate the market median for salary, the base salary for Mr. Khoury is below the median, and the base salary for Mr. Snyder prior to his termination was below the median.

Annual Bonuses

The Company’s normal policy is to pay any annual bonuses earned by the Named Officers in cash. To accommodate Named Officers who may prefer to receive all or a portion of their earned bonuses on a deferred basis, we offer them the ability to electively defer up to 100% of the earned annual bonus amounts under the Deferred Compensation Plan described in the “Non-Qualified Deferred Compensation Plan” section below.

As previously stated, the Compensation Committee believes that compensation should be linked to stockholder interests, and where reasonably practical, should be tied to variables that management can control. Compensation also should reflect measurable individual performance and reward exceptional individual achievements. Mr. Snyder terminated his employment prior to the end of 2008 and therefore was not eligible for the annual bonus. Consistent with these principles, each Named Officer is eligible for an annual bonus based on the achievement of the performance criteria that we believe are the most determinative of the individual Named Officer’s performance during the year that supports the Company’s business objectives. The performance criteria that are used as guidelines for determining a Named Officer’s annual bonus fall into one or more of the following three categories: (i) a corporate performance component (with specific factors consisting of funds from operations (FFO) growth, return on investment, acquisition achievements, portfolio management, capital structure and capital cost); (ii) a business unit/function component for executives with these responsibilities; and (iii) an individual performance component (with specific factors including quality of work, teamwork and professional development). The Compensation Committee believes the specific factors of the corporate performance component are the primary factors that drive the Company’s business, especially FFO growth. The factors the Compensation Committee considers for Mr. Khoury’s business unit/function component consist of internal controls, reporting and audit issues, capital availability and cost of capital, strength of balance sheet and liquidity position, and portfolio management based on maximizing returns and minimizing risks on our assets. The factors the Compensation Committee considers for Mr. Bradley’s business unit/function component consist of quantity and quality of acquired facilities, the returns generated by the acquired facilities on a current year and full year basis, financial performance of previous years’ acquisitions, investment diversification, and return on invested capital. To align the Named Officers’ interests with those of the Company’s stockholders, a substantial weighting is given to the corporate component. Because Mr. Pasquale is responsible for the performance of the entire Company, he is not assigned a performance unit/function component and his annual bonus is weighted 90% for the corporate component and 10% for the individual performance component. Annual bonuses for all other Named Officers are weighted 50% for the corporate component, 40% for the business unit/function component and 10% for the individual performance component.

The Compensation Committee is responsible for evaluating each of these three components in determining the annual bonus for each Named Officer. Note, the bonus policy does not require a minimum percentage of completion in order for employees to be awarded a bonus, and is not based on numerical thresholds or funding targets. The Compensation Committee has sole and absolute discretion in determining whether to award a bonus and the amount of the bonus. In determining the Named Officer’s annual bonuses for 2008, the Compensation Committee considered various Company performance achievements, including, but not limited to:

•	Revenue increase of 21%;

•	FFO increase of 16%;

•	FFO per share increase of 7%;

•	Dividend per share increase of 7%;

•	Anticipation and adaptation to rapidly changing market;

•	Diversification of asset base;

•	Strength of balance sheet; and

•	Liquidity position.

In determining Mr. Pasquale’s appropriate target annual bonus opportunity for 2008, the Compensation Committee considered Mr. Pasquale’s employment agreement which provides for a target annual bonus opportunity for Mr. Pasquale equal to 100% (up to a maximum of 200%) of his base salary (based on a $538,500 annual base salary). However, based on FW Cook & Co.’s recommendation after reviewing comparable compensation data for our peer group companies, the Compensation Committee increased Mr. Pasquale’s target bonus opportunity for 2008 to 110% of his base salary (up to a maximum of 220% of his base salary). In determining the appropriate target annual bonus opportunity for the other Named Officers in 2008, the Compensation Committee considered (i) the target and actual annual incentives awarded to comparable executives at our peer group companies, in line with our policy of providing market-derived and market-driven compensation; (ii) Mr. Pasquale’s recommendations; (iii) FW Cook & Co.’s recommendations; and (iv) a subjective determination of the Named Officer’s expected contributions to the Company. For 2008, the Compensation Committee determined the appropriate target annual bonus opportunity for Named Officers at the Executive Vice President level (Messrs. Khoury and Bradley) to be 85% of base salary (up to a maximum of 170% of base salary), and 60% (up to a maximum of 90% of base salary) for Mr. Snyder. Target bonus opportunities, as a percent of salary, differ by Named Officer as a function of market levels and individual responsibility.

In January 2009, the Compensation Committee determined to fund the corporate performance component at approximately 180% of target levels for each of the incumbent Named Officers based on the Company’s actual performance versus its goals. The Compensation Committee also determined to fund the business unit/function component at 143% and 127% of target levels for Mr. Khoury and Mr. Bradley, respectively, based on actual performance versus goals. Additionally, after discussing the individual performance of the Named Officers during 2008, the Compensation Committee determined to fund the individual-performance portion of the Named Officers’ bonuses at between the target and the high level.

On February 22, 2008, David E. Snyder resigned his position as Vice President and Controller of the Company, effective February 29, 2008. In connection with his resignation, Mr. Snyder entered into a letter agreement with the Company which provided for his continued employment as a non-officer of the Company at his current salary and with current benefits until his termination of employment. In addition, the Company agreed to pay Mr. Snyder a retention bonus in the amount of $55,000, half of which was paid on February 29, 2008, and the remainder of which was paid upon his termination of employment.

Based on an evaluation of the performance of the Company and each Named Officer in relation to the applicable strategic goals, we determined that the appropriate amount of each Named Officer’s annual bonus earned for 2008 was the amount reported for such Named Officer in Column (d) of the “Summary Compensation Table—Calendar 2008”.

Name of Named Officer	2008 Bonus
Douglas M. Pasquale	$1,127,500
Abdo H. Khoury	440,000
Donald D. Bradley	430,000
David E. Snyder	55,000

Long-Term Equity Incentives

Based on the Company’s executive compensation objectives and philosophy, Named Officers’ long-term compensation should be directly linked to the value provided to our stockholders. Therefore, based on recommendations from FW Cook & Co., in 2007 the Compensation Committee implemented a long-term incentive program consisting of annual grants of stock appreciation rights (“SARs”) and performance shares, designed to reward performance for absolute and relative total shareholder return. SARs represent the right to receive shares equal to the appreciation in stock price plus reinvested dividends on a specified number of shares from the grant date until the third annual anniversary of the grant date, and therefore reward absolute shareholder return. The Company’s performance shares are based on the Company’s shareholder return as compared to other major REITs and therefore reward relative shareholder return. The following is a summary in effect during 2008:

Approximately forty percent of the Named Officers’ target annual long-term incentive compensation is in SARs and the remaining sixty percent is in the form of performance shares, as described above. In the event that the Company pays an ordinary cash dividend on its common stock, the officer will be credited with a number of stock units as dividend equivalents (as opposed to receiving a cash payment) equal to (i) the per-share cash dividend paid by the Company, multiplied by (ii) the total number of outstanding SARs subject to the award, divided by (iii) the fair market value of a share of the Company’s common stock. Stock units credited as dividend equivalents on SARs will generally be subject to the same vesting and other conditions as apply to the underlying SARs; provided that if on the date that the SARs are exercised the stock has declined in value from the date of grant, the amount of stock units payable is reduced by the depreciation. The SARs have a fixed exercise date three years after the date of grant, and vest ratably over their three-year term, subject to the Named Officer’s continued employment. If the Named Officer’s employment with the Company terminates due to death or total disability, unvested SARs and related stock units will become fully vested as of the date of termination. As compensation for service with the Company, continued vesting of SARs is provided upon termination due to retirement, defined as age 60 with at least five years of service. As a retention measure, in the event of a change in control, awards are accelerated if they are not assumed. In January 2008, the Compensation Committee awarded the following SAR grants to the Named Officers: Mr. Pasquale (133,600 shares), Mr. Khoury (43,000 shares), Mr. Bradley (39,900 shares) and Mr. Snyder (20,000 shares).

The annual performance share grants are denominated in stock units and vest on the third anniversary of the grant date based on performance measured over the three-year period, subject to the Named Officer’s continued employment. Performance shares that become vested will be paid in an equivalent number of shares of our common stock. Earned awards from grants made in 2008 are based on the Company’s three-year total shareholder return compared to the total shareholder return of the companies in the NAREIT Index as of 12/31/07. Stock prices at the beginning and end of the performance period are calculated as an average of the closing prices on the preceding 20 consecutive trading days (i.e., 20 trading days prior to 1/1/08 and 1/1/11, respectively). Earned awards may vary from 50%—200% of target, with 50% of the target value being provided for continued employment, similar to restricted stock. If the Company’s total shareholder return is negative for the performance period, the earned award shall never exceed 100%. The funding schedule is summarized as follows, with linear interpolation between points for both performance and percent of target shares earned:

TSR vs. Peer Group	% Target Shares Earned
≤ 50th Percentile	50%
60th Percentile	80%
70th Percentile	110%
80th Percentile	140%
90th Percentile	170%
100th Percentile	200%

In the event of termination due to retirement (at age 60 with at least five years of service), performance shares are eligible for continued vesting, subject to pro-rated payment based on performance for the entire period as compensation for the period of time worked. In the event of a change in control, awards are accelerated, with payment determined based on then-current performance. In the event of termination due to death or disability, performance share are subject to pro-rated payment, with payment determined based on then current performance. In January 2008, the Compensation Committee awarded the following target number of performance shares to the Named Officers: Mr. Pasquale (71,900 shares), Mr. Khoury (23,100 shares), Mr. Bradley (21,500 shares) and Mr. Snyder (10,700).

In addition to the grants mentioned above, in January 2008, the Compensation Committee also approved awards of restricted stock to Messrs. Pasquale, Khoury, Bradley, and Snyder as a corrective adjustment to the target number of performance shares that were awarded to each individual in January 2007. Specifically, in 2007 the number of performance shares granted to each Named Officer was reduced because the Company used the stock price on the date of grant rather than the 20-day average stock price prior to the start of the performance period (as is specified in the terms of the award). The Compensation Committee awarded the following number of shares of restricted stock to the Named Officers: Mr. Pasquale (4,100 shares), Mr. Khoury (1,700 shares), Mr. Bradley (1,400 shares) and Mr. Snyder (700 shares).

In 2009, the Compensation Committee determined that a more effective compensation program design would be accomplished by redesigning the SAR program. As part of this redesign, the fixed exercise date was eliminated and the exercise period was lengthened to 10 years and the dividend equivalents (which still only remain payable for three years) were no longer offset by stock price depreciation. As part of the same change, the Compensation Committee determined that, since executives better understood the mechanics of options as opposed to SARs and the economic consequences of the two vehicles were essentially the same, options should replace SARs. Accordingly, stock options with parallel dividend rights were granted, comprising about 40% of long-term incentive program value. The stock options were designed to generally mirror the terms and conditions of the SARs. The remaining long-term incentives were granted in the form of performance shares with the same structure as the 2008 performance shares. The options are granted at fair market value, vest one-third per year over three years, and have a 10-year life. They have a 90-day post-termination exercise period (one year in the case of death or disability), continue vesting upon retirement, and immediately vest in the case of a qualifying termination subsequent to a change in control. For each option granted, a dividend right is also granted. During the first three years after the option is granted, in the event that the Company pays an ordinary cash dividend on its common stock, the Named Officer will be paid cash equal to the dividend rate times the number of shares for which dividend rights have been issued. Payment occurs regardless of whether the option has been exercised, but dividend payments cease upon termination from the Company. On February 10, 2009, the Compensation Committee awarded the following number of stock options with three-year dividend equivalents and a per share exercise price of $25.40 to the Named Officers: Mr. Pasquale (101,300 options), Mr. Khoury (33,100 options) and Mr. Bradley (31,700 options). Also on February 10, 2009, the Compensation Committee awarded the following target number of performance shares to the Named Officers: Mr. Pasquale (53,000 shares), Mr. Khoury (17,300 shares) and Mr. Bradley (16,600 shares).

401(k) Retirement Benefits

The Company provides retirement benefits to the Named Officers under the terms of its tax-qualified 401(k) plan. Each year, the Company makes an automatic matching contribution on behalf of each participant equal to 3% of the participant’s compensation (regardless of whether the participant contributes to the plan). In addition, the Company makes an additional matching contribution on behalf of each participant equal to one-half of the first 6% of compensation, again, up to the Internal Revenue Code limit, contributed to the plan by the participant up to the allowable limits under the Internal Revenue Code, which was $15,500 in 2008 ($20,500 for participants age 50 or older). The Named Officers participate in the plan on substantially the same terms as our other participating employees. The Company does not maintain any defined benefit plans.

Deferred Compensation Opportunities

As mentioned above, Named Officers are currently permitted to electively defer up to 100% of their base salaries and annual bonuses under the Deferred Compensation Plan. The Company makes a matching contribution to the non-qualified plan on behalf of participants equal to the lesser of one-half of the compensation (other than annual bonus) deferred by the participant under the plan for such year, or 4% of the participant’s compensation (other than annual bonus) for the same such year. The Company believes that providing the Named Officers with deferred compensation opportunities is a cost-effective way to permit officers to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for the Company is also deferred. The Company believes that making a matching contribution to the plan is a cost-effective way to provide an additional retirement benefit to Named Officers and to encourage enhanced retirement savings through participation in the Deferred Compensation Plan.

Please see the “Non-Qualified Deferred Compensation—Calendar 2008” table and related narrative section “Non-Qualified Deferred Compensation Plan” below for a description of the Company’s Deferred Compensation Plan and the benefits thereunder.

Severance and Other Benefits Upon Termination of Employment or Change in Control

Consistent with the Chief Executive Officer’s employment agreement, in the event Mr. Pasquale’s employment is terminated during the employment term either by the Company other than for “cause” or “disability” or by Mr. Pasquale for “good reason” (which includes any “change in control” of the Company) (as those terms are defined in the employment agreement), Mr. Pasquale will be entitled to severance. We treat the occurrence of a change in control of the Company as a “good reason” for the Chief Executive Officer to be able to terminate (within six months prior to or three years following the change in control) because our view is that a change in control transaction results in significant changes in the duties and authorities of the Chief Executive Officer, and in the composition of the board of directors to which he reports, which may constitute a constructive termination of employment for the Chief Executive Officer. If the Chief Executive Officer’s employment is terminated by the Company without cause or by the executive for good reason, we believe that providing the Chief Executive Officer with cash severance benefits based on salary and bonus levels for three years following his actual or constructive termination of employment plus his pro-rata target bonus for the year of termination is consistent with reasonable competitive practice and provides him with financial security during a period of time when he is likely to be seeking new employment.

For Named Officers other than the Chief Executive Officer, our philosophy is that severance should only be payable upon certain terminations of employment in connection with a change in control. We believe that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of Named Officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage the Named Officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide Named Officers other than the Chief Executive Officer with severance benefits pursuant to a change in control agreement if their employment is terminated by us without cause or by the executive for good reason within six months prior to or three years following a change in control (such a termination is referred to as a “Change in Control Termination” in the agreements). We believe that a protected period of six months prior to, through three years following, a change in control is in line with reasonable competitive practice and protects Named Officers from being involuntarily terminated in contemplation of a change in control in order to avoid severance obligations. We also believe that the Named Officers should receive their change in control severance benefits if their employment is constructively terminated in connection with a change in control. Given that none of the Named Officers other than the Chief Executive Officer has an employment agreement that provides for fixed positions or duties, or for a fixed base salary or actual or target annual bonus, absent some form of constructive termination severance trigger, potential acquirers could constructively terminate a Named Officer’s employment and avoid paying severance. For example, following a change in control, an acquirer could materially demote a Named Officer, reduce significantly his salary and/or eliminate his annual bonus opportunity to force the Named Officer to terminate his own employment and thereby avoid paying severance. Because we believe that constructive terminations in connection with a change in control are conceptually the same as actual terminations, and because we believe that acquirers would otherwise have an incentive to constructively terminate Named Officers to avoid paying severance, the change in control agreements we have entered into with our Named Officers other than the Chief Executive Officer permit the Named Officers to terminate their employment in connection with a change in control for certain “good reasons” that we believe result, in those circumstances, in the constructive termination of the Named Officers’ employment. In the event the employment of a Named Officer other than the Chief Executive Officer is terminated by the Company in a Change in Control Termination, we believe that providing these Named Officers with cash severance benefits based on salary and bonus levels for three years following actual or constructive termination of employment is consistent with reasonable competitive practice and provides them with financial security during a period of time when they are likely to be unemployed and seeking new employment.

In the event that a Named Officer becomes entitled to severance under the principles described above, in addition to cash severance benefits described above, we believe that it is also appropriate to provide Named Officers with other severance protections, such as (1) continued medical insurance coverage; (2) accelerated vesting of long-term incentive compensation awards; and (3) any dividend equivalents on outstanding stock options for the three-year period following the termination date. Similar to cash severance benefits, we believe these other severance benefits are consistent with reasonable competitive practice and provides the Named Officers with financial and personal security during a period of time when they are likely to be unemployed.

We generally do not believe that Named Officers other than the Chief Executive Officer should be entitled to severance benefits merely because a change in control transaction occurs. The payment of severance benefits is generally only triggered by an actual or constructive termination of employment. However, under the terms of our stock incentive plans, if there is a liquidation, sale of all or substantially all of our assets, or merger or reorganization that results in a change in control where the Company is not the surviving corporation (or where it does not survive as a public company), and in the case of awards under the 1989 Stock Option and Restricted Stock Plan such outstanding awards will not be continued or assumed following the transaction, then, unless the award agreements provide otherwise, like all other employees, Named Officers will receive immediate vesting and/or payout of their outstanding long-term incentive compensation awards. Although this vesting will occur whether or not a Named Officer’s employment terminates, we believe it is appropriate to fully vest equity awards in these change in control situations because such a transaction may effectively end the Named Officers’ ability to realize any further value with respect to the equity awards.

As part of their severance benefits, Named Officers are reimbursed for the full amount of any excise taxes imposed on their severance payments and any other payments under Section 4999 of the Internal Revenue Code. We have provided the Named Officers with a “gross-up” for any parachute payment excise taxes that may be imposed because we have determined the appropriate level of severance protections for each Named Officer without factoring in the adverse tax effects on the Named Officers that may result under Section 4999 of the Internal Revenue Code. The excise tax gross-up is intended to make the Named Officers whole for any adverse tax consequences they may become subject to under Section 4999 of the Internal Revenue Code, and to preserve the level of severance protections that we have determined to be appropriate.

Please see the “Potential Payments Upon Termination or Change in Control” section below for a description of the potential payments that may be made to the Named Officers in connection with their termination of employment or a change in control.

Perquisites

The Company provides certain Named Officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The amounts attributable to such benefits are included under “All Other Compensation” column in the Summary Compensation Table. Other than Mr. Pasquale, the aggregate perquisites and other personal benefits for each Named Officer did not exceed $10,000.

Tax and Accounting Considerations

Section 162(m) Policy

The Compensation Committee has considered the anticipated tax treatment to the Company regarding the compensation and benefits paid to the Named Officers in light of Section 162(m) of the Internal Revenue Code. The basic philosophy of the Compensation Committee is to strive to provide such Named Officers with a compensation package which will preserve the deductibility of such payments for the Company. However, certain types of compensation payments and their deductibility depend upon the timing of a Named Officer’s vesting or exercise of previously granted rights. Moreover, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee’s control may affect the deductibility of certain compensation payments. The Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

However, the Company believes that, because it qualifies as a REIT under the Internal Revenue Code and pays dividends sufficient to minimize federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect the Company’s net income. To the extent that compensation does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. The Company does not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, the Compensation Committee’s compensation policy and practices are not entirely guided by considerations relating to Section 162(m).

Subsequent Compensation Actions

In February 2009, the Compensation Committee did not increase the base salaries for the Named Officers. At this time, the Compensation Committee also established target cash bonus awards (as a percentage of base salary) of 110% (up to a maximum of 220% of base salary) for Mr. Pasquale; and 85% (up to a maximum of 170% of base salary) for each of Messrs. Khoury and Bradley. Finally, the Compensation Committee altered the components of long-term compensation. Based on recommendations from FW Cook & Co., approximately 40% of the Named Officers’ target annual long-term incentive compensation is in the form of stock options with parallel dividend rights (such dividend rights will be fixed for a specified time period of three years), and 60% is in the form of performance shares, with terms consistent to those granted in 2008.

Equity Grant Practices

The Compensation Committee grants equity awards at the first regularly scheduled meeting, which is normally held the day before the first regularly scheduled Board meeting (generally held in January or February of each year). Board meeting dates are set in the prior year. With respect to the grant of SARs, the grant date value is based on the closing price on the NYSE on the trading day the Compensation Committee awards the SARs. With respect to the grant of performance shares, the grant date value is based on the Company’s closing stock price on the 20 consecutive trading days immediately prior to the performance period for which the Compensation Committee made the grant. In the event a new employee is hired between Compensation Committee meeting dates, the Compensation Committee generally makes an equity award at its next scheduled meeting.

Stock Ownership Guidelines

It is the policy of the Company that each director and officer should commit to achieving and maintaining a certain level of stock ownership (i.e., wholly owned shares, including vested restricted shares and RSUs but not performance shares or other unvested awards). Newly elected or appointed officers and directors should work toward achieving the targeted levels of ownership over a five-year period. The policy outlines the following target levels of ownership:

CEO	Four times base salary
CFO and CIO	Three times base salary
Vice Presidents	Two times base salary
Non-Employee Directors	Five times annual board retainer

As of the date hereof, all of the Named Officers are in compliance with the Company’s stock ownership guidelines.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION(1)

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the three non-employee directors named at the end of this report, each of whom is independent as defined by the New York Stock Exchange listing standards.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and our discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis section of this Proxy Statement be included in the Company’s 2008 Annual Report on Form 10-K filed with the SEC.

Compensation Committee of the Board of Directors

William K. Doyle (Chair)

Robert D. Paulson

David R. Banks

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above were committee members during 2008. Mr. Banks was the Chairman of the Company from 1985 when it was organized until 1988 when it became an independent REIT, and has been a director since its inception. Neither Mr. Banks nor any current member of the Compensation Committee is a current or former executive officer or employee of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended December 31, 2008.

(1)	SEC filings sometimes “incorporate information by reference.” This means the Company is referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless the Company specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Securities Exchange Act.

EXECUTIVE COMPENSATION

Summary Compensation Table—Calendar 2008

The following table presents information regarding compensation of our Named Officers for services rendered during 2008, 2007 and 2006.

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)	Stock Awards ($)(1) (e)	Option Awards ($)(1) (f)	Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation ($)(2) (h)	Total ($) (i)
Douglas M. Pasquale President and Chief Executive Officer	2008	562,500	(3)	1,127,500	1,649,331	535,669	—	63,069	3,938,069
	2007	537,415		198,000	1,646,035	247,423	1,077,000	65,108	3,770,981
	2006	500,000		200,000	827,335	74,750	1,000,000(9)	62,786	2,664,871
Abdo H. Khoury	2008	330,000	(4)	440,000	679,909	192,853	—	37,969	1,680,731
Executive Vice President and	2007	315,000		47,500	627,918	98,376	472,500	38,172	1,599,466
Chief Financial and Portfolio Officer	2006	300,000		50,000	261,489	11,586	450,000(9)	53,264	1,126,339
Donald D. Bradley Executive Vice President and Chief Investment Officer	2008	325,000	(5)	430,000	532,145	175,731	—	67,751	1,530,627
	2007	310,000		55,000	549,782	88,333	465,000	30,385	1,498,500
	2006	295,000		57,500	303,303	16,834	442,500(9)	28,339	1,143,476
David E. Snyder	2008	96,112	(6)	55,000	—	—	—	24,566	175,678
Former Vice President and	2007	200,000		—	193,811	38,574	180,000	25,269	637,654
Controller	2006	168,000		13,000	94,336	4,810	162,000(9)	30,319	472,465

(1)	The amounts reported in Columns (e) and (f) above reflect the aggregate dollar amounts recognized for stock awards and option awards (including SARs), respectively, for financial statement reporting purposes (disregarding any estimate of forfeitures related to service-based vesting conditions). With the exception of all unvested awards granted to Mr. Snyder that were forfeited upon his resignation, no stock awards or option awards granted to Named Officers were forfeited during 2008. Detailed information about the amount recognized for specific awards is reported in the “Outstanding Equity Awards at Calendar 2008 Year-End” table below. For a discussion of the assumptions and methodologies used to calculate the amounts reported in Columns (e) and (f), please see the discussion of equity incentive awards contained in Note 15 (Stock Incentive Plan) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2008 Annual Report on Form 10-K filed with the SEC, which note is incorporated herein by reference.

(2)	Amounts shown in Column (h) include matching contributions to the Company’s 401(k) Plan and Deferred Compensation Plan; executive health benefits; term life insurance premiums paid by the Company; for Mr. Pasquale, additional perquisites and other personal benefits as more fully described in the table below; and for Messrs. Bradley and Snyder cash payouts for accrued vacation. The Company’s 2008 matching contribution under the 401(k) Plan for each Named Officer was $13,800. The Company’s 2008 matching contribution under the Deferred Compensation Plan for each Named Officer was as follows: Mr. Pasquale ($22,500), Mr. Khoury ($13,200), Mr. Bradley ($14,098) and Mr. Snyder ($3,845). The cost of the Company’s executive health benefits in 2008 for each Named Officer was as follows: Mr. Pasquale ($6,608), Mr. Khoury ($8,769), Mr. Bradley ($10,714) and Mr. Snyder ($5,938). The cost of the Company’s term life insurance premiums in 2008 for each Named Officer was as follows: Mr. Pasquale ($7,287), Mr. Khoury ($2,500), Mr. Bradley ($1,980) and Mr. Snyder ($0). The Company provides Named Officers other than Mr. Pasquale with certain perquisites and personal benefits not included in the “Summary Compensation Table—Calendar 2008” pursuant to SEC rules. Additional Perquisites and Other Personal Benefits to Mr. Pasquale consist of the following, where the amounts represent the actual cost to the Company:

Name	Year	Season Tickets ($)	Club Dues ($)	Dependent Insurance ($)	Spousal Travel ($)
Douglas M. Pasquale	2008	2,960	5,790	3,561	863

Mr. Pasquale is a member of our Board of Directors. As an employee-director, Mr. Pasquale does not receive additional compensation for his services as director.

(3)	Mr. Pasquale elected to defer $45,000 of his 2008 base salary.

(4)	Mr. Khoury elected to defer $26,400 of his 2008 base salary. On January 29, 2008, Mr. Khoury was promoted from Senior Vice President to Executive Vice President. Mr. Khoury continues to serve as the Company’s Chief Financial and Portfolio Officer.

(5)	Mr. Bradley elected to defer $28,197 of his 2008 base salary. On January 29, 2008, Mr. Bradley was promoted from Senior Vice President to Executive Vice President. Mr. Bradley continues to serve as the Company’s Chief Investment Officer.

(6)	Mr. Snyder had an annual base salary of $225,000, of which he elected to defer $7,689. On February 22, 2008, Mr. Snyder resigned his position as Vice President and Controller of the Company, effective February 29, 2008. In connection with his resignation, Mr. Snyder entered into a letter agreement with the Company which provides for his continued employment as a non-officer of the Company at his current salary and with current benefits until his termination of employment. In addition, the Company agreed to pay Mr. Snyder a retention bonus in the amount of $55,000, half of which was paid on February 29, 2008, and the remainder of which was paid upon his termination of employment.

Compensation of Named Officers

The “Summary Compensation Table—Calendar 2008” above quantifies the value of the different forms of compensation earned by or awarded to our Named Officers in 2008, 2007 and 2006. The primary elements of each Named Officer’s total compensation reported in the table are base salary, an annual bonus and long-term equity incentives. Named Officers also earned the other benefits listed in Column (h) of the “Summary Compensation Table—Calendar 2008”, as further described in footnote (3) to the table.

The “Summary Compensation Table—Calendar 2008” should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Officer’s base salary and annual bonus is provided immediately following this paragraph. The “Grants of Plan-Based Awards in Calendar 2008” table, and the description of the material terms of the restricted stock, stock appreciation rights and performance shares granted in 2008 that follows it, provides information regarding the long-term equity incentives awarded to Named Officers in 2008. The “Outstanding Equity Awards at Calendar 2008 Year-End” and “Option Exercises and Stock Vested in Calendar 2008” tables provide further information on the Named Officers’ potential realizable value and actual value realized with respect to their equity awards.

The “Non-Qualified Deferred Compensation—Calendar 2008” table and related description of the material terms of our non-qualified Deferred Compensation Plan provides a more complete picture of the potential future payments due to our Named Officers. The discussion of the potential payments due upon a termination of employment or change in control that follows is intended to further explain the potential future payments that are, or may become, payable to our Named Officers under certain circumstances.

Description of Employment Agreements, Salary and Bonus Amounts

On September 30, 2003, the Company entered into an employment agreement with Mr. Pasquale, who has served as its President and Chief Executive Officer since April 2004. The agreement was subsequently amended on January 31, 2005, amended and restated on April 23, 2007, and amended and restated again on October 28, 2008. The 2008 restatement reflected technical changes for purposes of complying with Section 409A of the Internal Revenue Code, such as clarifying the timing of bonus payments, severance payments and Section 280G tax gross-up payments, and adopting the definitions of “change of control,” “disability” and “separation from service” used under Section 409A of the Internal Revenue Code. The term of the agreement is for three years;

provided however that on the first day of each month after the effective date of the agreement, the employment term will automatically be extended so as to terminate on the third anniversary of such date unless the Company or Mr. Pasquale gives notice that the term will not be further extended. The agreement provides that Mr. Pasquale will receive an initial annualized base salary of $538,500, subject to annual review by the Compensation Committee. The Compensation Committee generally reviews Mr. Pasquale’s base salary each February, with any increase made retroactive to January 1st of that year. In making its determination with respect to Mr. Pasquale’s base salary, the Compensation Committee considers the factors discussed above under “Current Executive Compensation Program Elements—Base Salaries” in the Compensation Discussion and Analysis section. In 2006, the Compensation Committee increased Mr. Pasquale’s base salary from $475,000 to $500,000, further increased Mr. Pasquale’s base salary to $538,500 in 2007, inclusive of converting his $13,500 annual car allowance to base salary, and in 2008 further increased Mr. Pasquale’s base salary to $562,500. Mr. Pasquale’s amended employment agreement provides for a target annual bonus opportunity for Mr. Pasquale equal to 100% of his base salary (with the actual bonus ranging from 0% of base salary for performance at the threshold level to 200% of base salary for performance at the high level). Based on FW Cook & Co.’s recommendation after reviewing comparable compensation data for our peer group companies, the Compensation Committee increased Mr. Pasquale’s target bonus opportunity for 2008 to 110% of his base salary (and up to a maximum of 220% of his base salary). The Compensation Committee will determine Mr. Pasquale’s actual bonus amount each year based on its assessment of the Company’s and Mr. Pasquale’s performance for the year, considering the factors discussed above under “Current Executive Compensation Program Elements—Annual Bonuses” in the Compensation Discussion and Analysis section. Mr. Pasquale is also entitled to receive share-based compensation at least annually in accordance with the Company’s compensation plans and participate in the Company’s other benefit plans applicable to the Company’s senior executives.

Grants of Plan-Based Awards in Calendar 2008

The following table provides details regarding plan-based awards granted to the Named Officers during the year ended December 31, 2008. The material terms of each grant are described below under “Description of Plan-Based Awards.”

Name (a)	Grant Date(1)	Estimated Future Payouts under Equity Incentive Plan Awards (d)			All Other Stock Awards: Number of Shares of Stock or Units (#) (e)(5)	All Other Option Awards: Number of Securities Underlying Options (#) (f)(6)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($) (e)
		Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)
Douglas M. Pasquale	1/29/08	35,950	71,900	143,800				1,519,966
	1/29/08					133,600	32.19	869,736
	1/29/08				4,100			131,979
Abdo H. Khoury	1/29/08	11,550	23,100	46,200				488,334
	1/29/08					43,000	32.19	279,930
	1/29/08				1,700			54,723
Donald D. Bradley	1/29/08	10,750	21,500	43,000				454,510
	1/29/08					39,900	32.19	259,749
	1/29/08				1,400			45,066
David E. Snyder(7)	1/29/08	5,350	10,700	21,400				226,198
	1/29/08					20,000	32.19	130,200
	1/29/08				700			22,533

(1)	For equity incentive awards, the date in this column is the grant date recognized pursuant to FAS 123(R) which is the same as the date the award was granted by the Compensation Committee.

(2)	Represents payouts of the performance shares at threshold level of 50% of target.

(3)	Represents payouts of the performance shares at target level of 100%.

(4)	Represents payouts of the performance shares at maximum level of 200% of target.

(5)	Represents grants of restricted stock.

(6)	Represents grants of stock appreciation rights.

(7)	All of Mr. Snyder’s outstanding awards were forfeited on his termination date.

Description of Plan-Based Awards

Each of the awards reported in the “Grants of Plan-Based Awards in Calendar 2008” table was granted under, and is subject to the terms of, the 2005 Performance Incentive Plan.

Unless otherwise provided in an individual award agreement, under the terms of the 2005 Performance Incentive Plan, if there is a change in control of the Company, each Named Officer’s outstanding awards granted under the plan will generally become fully vested and, in the case of options, exercisable.

Stock Appreciation Rights

On January 29, 2008, the Compensation Committee approved an award of stock appreciation rights (“SARs”) to each of the Named Officers. Each SAR award was granted with a per-share base price equal to $32.19, the closing price of a share of the Company’s common stock on January 29, 2008. Vested SARs will be exercised automatically upon the earliest of the third anniversary of the grant date, certain terminations of employment or certain changes in control of the Company. Upon exercise of the SARs, the officer will be entitled to a number of shares of the Company’s common stock equal to (i) the number of SARs exercised, multiplied by (ii) the difference between the fair market value of a share of common stock at the time of exercise and the base price of the SARs, plus (iii) the value of the stock units earned for dividend equivalents, divided by (iv) the fair market value of a share of common stock at the time of exercise. For information with respect to the vesting, termination provisions and dividend equivalent rights, see “Current Executive Compensation Program Elements—Long-Term Equity Incentives” in the Compensation Discussion and Analysis section. When Mr. Snyder resigned from the Company in February 2008, he forfeited all of his unvested SARs.

Performance Shares

On January 29, 2008, the Compensation Committee approved an award of performance shares to each of the Named Officers. The performance share awards granted to Named Officers represent a contractual right to receive a number of shares of common stock if the following time-based and performance-based vesting requirements are satisfied. Subject to the officer’s continued employment, a percentage (ranging from between 50% to 200%) of the number of performance shares subject to the award are eligible to become earned and vested based on the Company’s total shareholder return (“TSR”) over the three-year period between January 1, 2008 and December 31, 2010 relative to the TSR of the companies comprising the NAREIT Index as of December 31, 2007, except that payout is capped at 100% of target if TSR is negative. Performance shares that become earned and vested will be paid in an equivalent number of shares of common stock following the performance period. Named Officers are not entitled to dividends or dividend equivalents with respect to performance shares. For information with respect to the vesting and termination provisions, see “Current Executive Compensation Program Elements—Long-Term Equity Incentives” in the Compensation Discussion and Analysis section. When Mr. Snyder resigned from the Company in February 2008, he forfeited all of his performance shares.

Restricted Stock

In addition to the grants mentioned above, in January 2008, the Compensation Committee also approved awards of restricted stock to Messrs. Pasquale, Khoury, Bradley, and Snyder as a corrective adjustment to the target number of performance shares that were awarded to each individual in January 2007. Specifically, in 2007 the number of performance shares granted to each Named Officer was reduced because the Company used the stock price on the date of grant rather than the 20-day average stock price prior to the start of the performance period (as is specified in the terms of the award). The Compensation Committee awarded the following number of shares of restricted stock to the Named Officers: Mr. Pasquale (4,100 shares), Mr. Khoury (1,700 shares), Mr. Bradley (1,400 shares) and Mr. Snyder (700 shares). The awards vest with respect to one hundred percent of the total number of shares of restricted stock (subject to adjustment as provided in 2005 Performance Incentive Plan) on January 29, 2010. If the Named Officer ceases to be employed by the Company, his unvested shares of restricted stock will be forfeited to the Company (regardless of the reason for such termination of employment or service, whether with or without cause, voluntarily or involuntarily, or due to death or disability). When Mr. Snyder resigned from the Company in February 2008, he forfeited all of his unvested shares of restricted stock.

Outstanding Equity Awards at Calendar 2008 Year-End

The following table presents information regarding the outstanding equity awards held by each Named Officer as of December 31, 2008, including the vesting dates for the portions of these awards that had not vested as of that date.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (d)	Option Grant Date (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have not Vested ($) (j)(3)
Douglas M. Pasquale	60,000	—		21.29	10/19/04	10/19/14
	1,233	—		18.48	11/3/03	11/3/13
	23,767	—		18.48	11/3/03	11/13/14
		108,400	(6)	33.63	1/30/07	1/30/10
		133,600	(7)	32.19	1/29/08	1/29/11
							11,127	(8)	319,575
							137,592	(9)	3,951,642
							7,579	(10)	217,669
							4,100	(11)	117,752
										32,100	(4)	460,956
										71,900	(5)	2,064,968
Abdo H. Khoury	6,994	—		21.29	10/19/04	10/19/14
	2,856	—		21.29	10/19/04	10/19/15
		43,100	(6)	33.63	1/30/07	1/30/10
		43,000	(7)	32.19	1/29/08	1/29/11
							33,899	(12)	973,579
							4,636	(8)	133,156
							3,158	(10)	90,698
							1,700	(11)	48,824
										12,700	(4)	182,372
										23,100	(5)	663,432
Donald D. Bradley	805	—		21.29	10/19/04	10/19/14
	16,695	—		21.29	10/19/04	10/19/15
	5,834	—		14.20	1/28/03	1/28/13
	11,666	—		14.20	1/28/03	1/28/14
	6,209	—		19.60	1/21/02	1/21/12
	11,291	—		19.60	1/21/02	1/21/13
	12,000	—		15.28	3/21/01	3/12/11
		38,700	(6)	33.63	1/30/07	1/30/10
		39,900	(7)	32.19	1/29/08	1/29/11
							33,899	(13)	973,579
							3,333	(14)	95,723
							3,431	(8)	87,909
							3,626	(10)	104,129
							1,400	(11)	40,208
										11,500	(4)	165,140
										21,500	(5)	617,480

(1)	Each stock option grant reported under Column (b) was granted under, and is subject to, the Company’s 1989 Stock Option and Restricted Stock Plan. The option expiration date shown in Column (f) above is the normal expiration date, and the latest date that the options may be exercised.

The stock option grants reported in the table above are accompanied by the following performance-based dividend equivalent rights. Three years after the grant date of an option, the Company’s performance for the period following grant was evaluated and dividend equivalents were awarded for a percentage of the total number of shares subject to each option grant based on such performance. Generally, 50% of the shares subject to the option were eligible for dividend equivalents based on the Company’s TSR performance over the three-year period following grant relative to a peer group of healthcare real estate investment trusts, as selected by the Compensation Committee after considering recommendations of FPL. The remaining 50% of the shares subject to the option were eligible for dividend equivalents based on the Company’s performance over the three-year period following grant in the areas of (1) growth percentage of FFO, (2) multiple of FFO, (3) dividend growth, (4) dividend yield, and (5) amount and quality of new investments. Each of these five factors was reviewed against the peer group; however, the determination as to whether this 50% test was met in whole or in part was based on an overall subjective judgment of the Compensation Committee. Fifty percent of the options granted in 2001 have dividend equivalent rights; 21.9% of the options granted in 2002 have dividend equivalent rights; and 62.5% of the options granted in 2003 have dividend equivalent rights. In connection with the transition from stock options to restricted stock in 2004, the Compensation Committee set the dividend equivalent rate for options granted in 2004 at 80%.

The dividend equivalent rights entitle the option holder to an amount equal to the per share ordinary cash dividend the Company pays on its common stock for each share subject to an outstanding and unexercised option that was awarded dividend equivalent treatment. Once dividend equivalent treatment was awarded, a “catch up” payment was made to the option holder to reflect dividends paid by the Company during the three-year performance period following the option grant date. Additional dividend equivalents are credited and payable on regular dividend payment dates until the earlier of (i) the Named Officer’s termination of employment or service or (ii) the expiration of the corresponding option according to its terms (i.e., ten years from the date of the applicable award agreement in the case of incentive stock options and eleven years from the date of the applicable award agreement in the case of non-qualified stock options), regardless of whether or when such option is exercised.

(2)	The restricted stock and restricted stock unit awards reflected in the table above are subject to accelerated vesting in connection with a change in control of the Company and certain terminations of the Named Officer’s employment with the Company, as described in more detail above under “Grants of Plan-Based Awards in Calendar 2008” and below under “Potential Payments Upon Termination or Change in Control.” In addition, restricted stock granted to our Named Officers under the 1989 Stock Option and Restricted Stock Plan is also subject to accelerated vesting in the event of a termination of employment on account of death or normal retirement.

(3)	The market or payout value of stock awards reported in Columns (h) and (j) is computed by multiplying the number of shares or units of stock reported in Columns (g) and (i), respectively, by $28.72, the closing market price of our common stock on December 31, 2008.

(4)

Represents the target number of performance shares eligible to become earned and vested based on the Company’s total shareholder return (“TSR”) over the three-year period between January 1, 2007 and December 31, 2009 relative to the TSR of the companies comprising the NAREIT Index as of December 31, 2006 for that same period (with 50% of the performance shares becoming earned and vested if the Company’s TSR is at or below the 50th percentile and 200% of the performance shares becoming earned and vested if the Company’s TSR is at the 100th percentile). At December 31, 2008 our ranking in the TSR described in the previous sentence was 96.2% which equates to earning 188.7% of the performance share awards, except that payout is capped at 50% of target if TSR is negative (as it was as of December 31, 2008). The performance share awards are subject to full or partial accelerated vesting in the event of certain terminations of employment or upon certain changes in control of the Company. Officers are not entitled to dividends or dividend equivalents with respect to performance shares.

(5)

Represents the target number of performance shares eligible to become earned and vested based on the Company’s TSR over the three-year period between January 1, 2008 and December 31, 2010 relative to the TSR of the companies comprising the NAREIT Index as of December 31, 2007 for that same period (with 50% of the performance shares becoming earned and vested if the Company’s TSR is at or below the 50th percentile and 200% of the performance shares becoming earned and vested if the Company’s TSR is at the 100th percentile). At December 31, 2008 our ranking in the TSR described in the previous sentence was 86.8% which equates to earning 160.3% of the performance share awards, except that payout is capped at

100% of target if TSR is negative (as it was as of December 31, 2008). The performance share awards are subject to full or partial accelerated vesting in the event of certain terminations of employment or upon certain changes in control of the Company. Officers are not entitled to dividends or dividend equivalents with respect to performance shares.

(6)	Each SAR award with dividend equivalents reported in Column (c) was granted under, and is subject to, the Company’s 2005 Performance Incentive Plan. Each SAR award is scheduled to vest in three substantially equal installments, one-third of the award vested on January 30, 2008, and the remaining installments are scheduled to vest on January 30, 2009 and January 30, 2010. Vested SARs remain unexercisable until the earliest of January 30, 2010, certain terminations of employment or certain changes in control of the Company, upon which they will be exercised automatically.

(7)	Each SAR award with dividend equivalents reported Column (c) was granted under, and is subject to, the Company’s 2005 Performance Incentive Plan. Each SAR award is scheduled to vest in three substantially equal installments on January 29, 2009, January 29, 2010 and January 29, 2011. Vested SARs will be exercised automatically upon the earliest of January 29, 2011, certain terminations of employment or certain changes in control of the Company.

(8)	The unvested portions of these restricted stock units with dividend equivalents are scheduled to vest on December 29, 2009.

(9)	The number of restricted stock units covered by this award and outstanding as of December 31, 2008 consists of the original 120,967.74 units granted and an additional 16,624.30 units credited to Mr. Pasquale as dividend equivalents. Of the unvested portion of this award, 50% of the units are scheduled to vest on August 15, 2011. The remaining 50% of the units are scheduled to vest in five substantially equal installments on August 15, 2012, August 15, 2013, August 15, 2014, August 15, 2015 and August 15, 2016.

(10)	The unvested portions of these awards are scheduled to vest on January 31, 2009.

(11)	The unvested portions of these awards are scheduled to vest on January 29, 2010.

(12)	The number of restricted stock units covered by this award and outstanding as of December 31, 2008 consists of the original 30,807.15 units granted and an additional 3,092.22 units credited to Mr. Khoury as dividend equivalents. Of the unvested portion of this award, 50% of the units are scheduled to vest on July 23, 2012, 20% of the units are scheduled to vest on each of January 23, 2013 and January 23, 2014, and the final 10% of the units are scheduled to vest on January 23, 2015.

(13)	The number of restricted stock units covered by this award and outstanding as of December 31, 2008 consists of the original 30,807.15 units granted and an additional 3,092.22 units credited to Mr. Bradley as dividend equivalents. Of the unvested portion of this award, 50% of the units are scheduled to vest on January 23, 2014, with the remaining 50% of the units scheduled to vest in seven substantially equal annual installments on January 23, 2015, January 23, 2016, January 23, 2017, January 23, 2018, January 23, 2019, January 23, 2020 and January 23, 2021.

(14)	This award is scheduled to vest in two substantially equal installments on January 30, 2009 and January 30, 2010.

Option Exercises and Stock Vested in Calendar 2008

The following table presents information regarding the options exercised and vesting of stock awards previously granted to the Named Officers during 2008.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired Upon Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
Douglas M. Pasquale	—	—	29,321	873,824
Abdo H. Khoury	—	—	10,298	301,731
Donald D. Bradley	—	—	11,703	352,433
David E. Snyder	15,633	175,141	1,785	56,985

(1)	The dollar amounts shown in Column (c) are determined by multiplying (x) the difference between the closing price of our common stock on the New York Stock Exchange on the exercise date and the option exercise price by (y) the number of shares exercised.

(2)	The dollar amounts shown in Column (e) above are determined by multiplying (x) the number of shares that vested by (y) the closing price of our common stock on the New York Stock Exchange on the vesting date.

Non-Qualified Deferred Compensation—Calendar 2008

The following table presents information regarding the contributions to and earnings on the Named Officers’ deferred compensation balances in the Deferred Compensation Plan during 2008, and also shows the total deferred amounts for the Named Officers as of December 31, 2008.

Name (a)	Executive Contributions in Last FY ($)(1) (b)	Registrant Contributions in Last FY ($)(1) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Douglas M. Pasquale	45,000	22,500	(136,747)	—	315,458
Abdo H. Khoury	26,400	13,200	(70,952)	—	130,557
Donald D. Bradley	28,197	14,098	(101,830)	—	269,840
David E. Snyder	7,689	3,845	(25,573)	(44,424)	—

(1)	All of the amounts reported as executive and registrant contributions in Columns (b) and (c) above are also included as compensation for each Named Officer in Columns (c) and (h), respectively, of the “Summary Compensation Table—Calendar 2008” above.

Non-Qualified Deferred Compensation Plan

The Company permits the Named Officers and other key employees to elect to receive a portion of their compensation reported in the Summary Compensation Table on a deferred basis under the Company’s Deferred Compensation Plan (“DCP”). Certain material terms of the DCP are discussed below.

Under the DCP, each participant may elect to defer up to 100% of his base salary and bonuses he may earn. The Company makes a matching contribution in respect of a participant’s deferrals under the plan equal to the lesser of one-half of the compensation (other than annual bonus) deferred by the participant under the plan for such year, or 4% of the participant’s compensation (other than annual bonus) for the same such year. Participants are always 100% vested in their plan accounts.

A participant’s deferrals under the DCP (including earnings and matching contributions) are credited with investment gains and losses until the amounts are paid out. Investment gains and losses are credited to a participant’s account based on the investment gain or loss that would have occurred had the participant’s account been invested in the investment options selected by the participant under the DCP. Investment options available under the DCP include (i) a government fund selected by the plan administrator, which seeks to invest primarily in debt issued by the United States government; (ii) an equity fund selected by the plan administrator, which seeks to invest primarily in equity securities; and (iii) a balanced fund selected by the plan administrator, which seeks to invest primarily in both debt and equity securities, the proportions of which may change from time to time. In addition, the DCP includes an investment option under which investment gains and losses will be determined according to the securities or funds specified by the participant, subject to restrictions established by the plan administrator. Participants may change their investment options once per quarter at the time and in the manner specified by the plan administrator. The following table presents the investment gain or loss (expressed as a percentage rate of return) for each of the investment options under the plan for 2008.

Fund	Rate of Return for 2008
MetLife Stable Value Fund	4.19%
AmCent Intl Bond Inv	2.41%
Schwab Retirement Money Fund	2.41%
AmCent Inf-Adj Bond Inv	(1.02)%
PIMCO Low Duration D	(1.58)%
Schwab Total Bond Market	(4.42)%
James Bal: Golden Rainbow	(5.53)%
AmCent Equity Income Inv.	(20.05)%
Parnassus Equity Income	(22.96)%
Artisan Mid Cap Value	(27.57)%
Dreyfus SM Cap Stk Indx	(30.77)%
Cohen & Steers RealSh	(34.40)%
Third Avenue Sm. Cap. Val.	(34.56)%
Schwab S&P 500 In. Inv.	(36.88)%
UMB Scout International	(38.06)%
Century Sm. Cap. Sel. Inv.	(39.51)%
RS Value A	(41.73)%
Schwab Intl Idx. Inv.	(41.95)%
Vanguard Em Mkt Idx	(52.81)%
Fidelity Emerging Market	(60.83)%
US Global Inv. Glob. Res.	(62.13)%

A participant’s plan balance becomes payable in a lump sum 30 days following the earlier of (1) an in-service distribution date if elected by a participant, (2) a participant’s “separation from service” as defined under Section 409A of the Internal Revenue Code or (3) an unforeseeable emergency or hardship as described in the plan. The amount of any hardship distribution may not exceed the amount necessary to satisfy the hardship. The DCP was amended in 2008 for purposes of complying with Section 409A of the Internal Revenue Code.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to certain Named Officers, depending on the circumstances surrounding their termination of employment with us. In addition to the benefits described below, upon a termination of a Named Officer’s employment with the Company, the Named Officer is generally entitled to amounts or benefits earned or accrued during the term of employment, including earned but unpaid salary and unused vacation pay. In calculating the amount of any potential payments to the Named Officers under the arrangements described below, we have assumed that the applicable triggering event (i.e., termination of employment or change in control) occurred on December 31, 2008, and that the price per share of our common stock is equal to $28.72, the closing price on such date.

The amounts set forth below are estimates of the amounts which would be paid out to each Named Officer upon his termination or upon a change in control. The actual amounts to be paid out can be determined only at the time of such Named Officer’s separation from the Company or the change in control.

Employment Agreement with Douglas M. Pasquale

Mr. Pasquale’s employment agreement, described above under “Description of Employment Agreements, Salary and Bonus Amounts,” provides for certain benefits to be paid to Mr. Pasquale in connection with a termination of his employment with the Company under the circumstances described below. Payment of the severance and other benefits described below is contingent on Mr. Pasquale’s compliance with a covenant not to use or disclose the Company’s confidential information.

Severance Benefits—Termination of Employment. Under Mr. Pasquale’s employment agreement with the Company, in the event Mr. Pasquale’s employment is terminated during the employment term either by the Company other than for “Cause” or “Disability” or by Mr. Pasquale for “Good Reason” (which includes any “Change in Control” of the Company) (as those terms are defined in the employment agreement), Mr. Pasquale will be entitled to severance pay that includes (1) any accrued but unpaid base salary through the termination date; (2) a pro-rated portion of the annual bonus for the year of separation; (3) an amount equal to three times Mr. Pasquale’s highest base salary during any of the last three full fiscal years prior to the termination date, payable in equal monthly installments over the three-year period following the termination date; (4) an amount equal to three times the average annual bonus earned by Mr. Pasquale over the last three full fiscal years prior to the termination date, payable in equal annual installments over the three-year period following the termination date; (5) for a period three years following the termination date, continued medical and life insurance benefits for Mr. Pasquale, with terms no less favorable, in the aggregate, than the most favorable of those provided to Mr. Pasquale during the year immediately preceding the termination date; (6) accelerated vesting of Mr. Pasquale’s equity-based awards to the extent outstanding on the termination date and not otherwise vested; (7) any performance-based dividend equivalents on then-outstanding stock options (to the extent earned by Mr. Pasquale through the termination date, as determined by the Compensation Committee) for the three-year period following the termination date; (8) payment of any compensation previously deferred (including matching contributions and earnings) by Mr. Pasquale in accordance with the provisions of the Company’s Deferred Compensation Plan; and (9) in the event that Mr. Pasquale’s separation benefits (whether under his employment agreement or any other plan or arrangement) are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, a gross-up payment so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax due.

If Mr. Pasquale’s employment with the Company terminates on account of his death or total disability, Mr. Pasquale will be entitled to (i) a pro-rated portion of his annual bonus (at not less than 100% of base salary) for the fiscal year of separation and (ii) pro-rata vesting of outstanding share-based awards.

If at the time of Mr. Pasquale’s termination of employment, he is a specified employee (as defined in Section 416(i) of the Internal Revenue Code) and the Company’s stock is publicly traded, any portion of the payments or benefits under the agreement that would otherwise be subject to taxation pursuant to Section 409A of the Internal Revenue Code will be payable not earlier than six (6) months after his separation from service with the Company (or if earlier, the date of his death). As soon as practicable following the date that is six (6) months after his separation from service (or if earlier, his death), and in any event within ten (10) business days of such date, Mr. Pasquale will receive the entire portion of the severance payments described above that he would have received as of such date without the application of this six-month delay and thereafter will receive the remaining payments as provided in the agreement.

Change in Control Agreements with Other Named Officers

The Company has entered into change in control agreements with Messrs. Khoury, Bradley and Snyder. The agreements are substantially identical and provide for certain benefits to be paid to the Named Officer in connection with a termination of employment with the Company under the circumstances described below. In each case, payment of the severance and other benefits described below is contingent on the Named Officer’s compliance with a covenant not to use or disclose the Company’s confidential information.

Severance Benefits—Termination of Employment in Connection with Change in Control. The change in control agreements provide that, if within 6 months prior to or three years following a change in control of the Company the executive’s employment is terminated by the Company without cause (and not on account of death or total disability) or by the executive for good reason, then the executive will be entitled to receive the following separation benefits: (i) an amount equal to three times the executive’s highest annual base salary during any of the last three full fiscal years prior to separation, payable in equal monthly installments over the three-year period following separation; (ii) an amount equal to three times the average annual bonus earned by the executive over the last three full fiscal years prior to separation, payable in equal annual installments over the three-year period following separation; (iii) continued medical and life insurance benefits for three years following separation, on terms no less favorable in the aggregate than the most favorable of those provided to the executive during the year immediately preceding the separation; (iv) accelerated vesting of all outstanding share-based awards; (v) performance-based dividend equivalents on outstanding stock options, to the extent earned by the executive through the date of separation, for the three-year period following separation; and (vi) any compensation previously deferred by the executive in accordance with the provisions of the plan under which such compensation was deferred. (The terms “cause,” “good reason” and “change in control” are each defined in the change in control agreements.)

Should an executive’s separation benefits (whether under a change in control agreement or any other plan or arrangement) be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the change in control agreements provide that the Company will make an additional payment to the executive so that the net amount of such payment (after taxes) received by the executive is sufficient to pay the excise tax due.

If, at the time of the executive’s termination of employment, the executive is a specified employee (as defined in Section 416(i) of the Internal Revenue Code) and the Company’s stock is publicly traded, any portion of the payments or benefits under the agreement that would otherwise be subject to taxation pursuant to Section 409A of the Internal Revenue Code will be payable not earlier than six (6) months after his separation from service with the Company (or if earlier, the date of his death). As soon as practicable following the date that is six (6) months after the date of his separation from service (or if earlier, his death), and in any event within ten (10) business days of such date (or sixty (60) days in the case of death), the executive will receive the entire portion of the severance package he would have received as of such date without the application of such six-month delay and thereafter will receive the remaining amounts as provided in the agreement.

Long-Term Equity Incentives

Unless otherwise provided in an individual award agreement, under the terms of each of the 1989 Stock Option and Restricted Stock Plan and the 2005 Performance Incentive Plan, if there is a change in control of the Company, each Named Officer’s outstanding awards granted under the respective plan will generally become fully vested and, in the case of options, exercisable, pursuant to any applicable requirements under Section 409A of the Internal Revenue Code. For additional information with respect to the acceleration of vesting in connection with certain terminations of employment and change in control of the Company, see “Current Executive Compensation Program Elements—Long-Term Equity Incentives” in the Compensation Discussion and Analysis section.

Termination without Cause or for Good Reason Absent a Change in Control

The following table lists the estimated amounts Mr. Pasquale would have become entitled to, if his employment was terminated by the Company without “Cause” (and not on account of his death or disability) or by Mr. Pasquale for “Good Reason” on December 31, 2008 absent a change in control. As previously discussed, none of the other Named Officers are entitled to any severance benefits for any termination not in connection with a change in control.

Name (a)	Estimated Total Value of Cash Payments - Base Salary ($) (b)	Estimated Total Value of Pro Rata Annual Bonus ($) (c)	Estimated Total Value of Cash Payments - Annual Bonus ($) (d)	Estimated Total Value of Health Coverage Continuation ($)(1) (e)	Estimated Total Value of Equity Acceleration ($)(2) (f)	Estimated Total Value of Dividend Equivalents ($) (g)	Estimated Aggregate Total Value ($) (h)
Douglas M. Pasquale	1,687,500	1,127,500	3,602,500	51,084	7,132,564	385,440	13,986,588

(1)	For purposes of Column (e), we have calculated the estimated value to the executive of continued welfare plan coverage for three years following termination to be three times the executive’s cost for welfare plan coverage during 2008.

(2)	For purposes of Column (f), we have calculated the value of any option (including SAR award) or stock award (including performance shares) that may be accelerated in connection with a termination of employment described above to be the full value of such award (i.e., the full “spread” value for options and SARs and the full price per share of common stock for stock awards).

Termination without Cause or for Good Reason in Connection with a Change in Control

The following table lists the Named Officers and the estimated amounts they would have become entitled to, if in connection with a change in control, their employment was terminated by the Company without “Cause” (and not on account of a Named Officer’s death or disability) or by the Named Officer for “Good Reason” (under an employment agreement for Mr. Pasquale, and under a change in control agreement for the other Named Officers) on December 31, 2008.

Name (a)	Estimated Total Value of Cash Payments - Base Salary ($) (b)	Estimated Total Value of Pro Rata Annual Bonus ($) (c)	Estimated Total Value of Cash Payments - Annual Bonus ($) (d)	Estimated Total Value of Health Coverage Continuation ($)(1) (e)	Estimated Total Value of Equity Acceleration ($)(2) (f)	Estimated Total Value of Dividend Equivalents ($) (g)	Estimated Total Value of Excise Tax “Gross-Up” ($)(3) (h)	Estimated Aggregate Total Value ($) (i)
Douglas M. Pasquale	1,687,500	1,127,500	3,602,500	51,084	7,132,564	385,440	4,264,319	18,250,906
Abdo H. Khoury	990,000	—	1,460,000	37,299	1,472,725	51,744	1,331,048	5,342,816
Donald D. Bradley	975,000	—	1,450,000	41,997	1,475,462	198,084	1,402,910	5,543,454

(1)	For purposes of Column (e), we have calculated the estimated value to the executive of continued welfare plan coverage for three years following termination to be three times the executive’s cost for welfare plan coverage during 2008.

(2)	For purposes of Column (f), we have calculated the value of any option (including SAR award) or stock award (including performance shares) that may be accelerated in connection with a termination of employment described above to be the full value of such award (i.e., the full “spread” value for options and SARs and the full price per share of common stock for stock awards).

(3)	The Company estimates that the foregoing benefits to the Named Officers would trigger excise taxes under Section 280G and Section 4999 of the Internal Revenue Code. This amount reflects the gross-up payment to each Named Officer so that the net amount of such payment (after taxes) the Named Officer receives is sufficient to pay the excise tax. For purposes of calculating the Section 4999 excise tax, we have assumed that the Named Officer’s outstanding equity awards would be accelerated and terminated in exchange for a cash payment upon the change in control. The value of this acceleration for purposes of Section 280G (and thus the amount of the gross-up payment) would be slightly higher if the accelerated awards were assumed by the acquiring company rather than terminated upon the transaction.

Termination as a Result of Death or Disability

The following table lists the Named Officers and the estimated amounts they would have become entitled to had the Named Officer’s employment terminated on account of death or disability on December 31, 2008:

Name (a)	Estimated Total Value of Pro Rata Annual Bonus ($) (b)	Estimated Total Value of Equity Acceleration ($)(1) (c)	Estimated Aggregate Total Value ($) (d)
Douglas M. Pasquale	1,127,500	3,340,546	4,468,046
Abdo H. Khoury	—	822,696	822,696
Donald D. Bradley	—	750,334	750,334

(1)	For purposes of Column (c), we have calculated the value of any option or stock award that may be accelerated in connection with a termination of employment described above to be the full value of such award (i.e., the full “spread” value for options and the full price per share of common stock for stock awards).

Termination as a Result of Retirement

The Named Officers currently do not meet the requirements for retirement payments which require both (a) the Named Officer’s attainment of age 60 and (b) the completion of five years of service to the Company. Upon a termination as a result of retirement, the Named Officer’s performance shares are eligible to continue to vest and are subject to pro-rata vesting at the conclusion of performance period, and the Named Officer’s SARs and related dividend equivalents, to the extent not previously terminated, continue to vest in accordance with the applicable vesting schedules.

Change in Control Absent a Termination

The following table lists the Named Officers and the estimated amounts they would have become entitled to had a change in control occurred on December 31, 2008 absent any termination of employment:

Name (a)	Estimated Total Value of Equity Acceleration ($)(1) (b)	Estimated Aggregate Total Value ($)(2) (c)
Douglas M. Pasquale	7,132,563	7,132,563
Abdo H. Khoury	1,472,725	1,472,725
Donald D. Bradley	1,427,600	1,427,600

(1)	For purposes of Column (b), we have calculated the value of any option (including SAR award) or stock award (including performance shares) that may be accelerated in connection with a termination of employment described above to be the full value of such award (i.e., the full “spread” value for options and SARs and the full price per share of common stock for stock awards).

(2)	The total value does not reflect any potential reductions to the extent necessary to ensure that the Company is not denied federal income tax deductions for any “parachute payments” imposed by Section 280G of the Code. In the event of a change in control absent a termination, the Named Officer’s equity acceleration may be cut back for these purposes.

Deferred Compensation Plan

Upon a Named Officer’s retirement or other termination of employment, the Named Officer will generally receive a payout of his nonqualified deferred compensation balance under the Company’s Deferred Compensation Plan. Please see the “Non-Qualified Deferred Compensation—Calendar 2008” table above and the related discussion of our Deferred Compensation Plan for a description of these deferred compensation payments.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements of the Company for the year ended December 31, 2008, with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has received and reviewed the written disclosures and the letter provided by the Company’s independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors that firm’s independence.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

February 9, 2009	Members of the Audit Committee
Keith P. Russell, Chairman William K. Doyle Robert D. Paulson

ITEM 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Ernst & Young LLP has been selected by the Company’s Audit Committee to serve as the Company’s independent accountants for the calendar year ending December 31, 2009. Ernst & Young has been the Company’s independent accountants since March 2002.

Representatives of Ernst & Young will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

Audit Fees

The following table presents the aggregate fees billed for professional services rendered for the audit of the Company’s financial statements for 2008 and 2007.

	2008	2007
(1) Audit Fees	$680,000	$704,106
(2) Audit-Related Fees(A)	38,646	69,317
(3) Tax Fees(B)	1,377,882	657,265
(4) All Other Fees	—	—

(A)	Audit-related fees for 2008 and 2007 relate to due diligence procedures in connection with the Company’s transaction with Pacific Medical Buildings LLC and certain of its affiliates.

(B)	Tax compliance services, including preparation of U.S. federal and state tax returns, review of acquisitions for potential real estate investment trust tax issues, review of the taxability of the Company’s dividends, estimated payments of taxes and tax examination assistance.

All audit-related services and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee charter provides for the pre-approval of all audit and audit related fees as well as the approval of any non-audit service provided above a de minimis level from time to time established by the Audit Committee. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee so long as he presents any decisions made to the full Audit Committee at its next scheduled meeting.

The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of Ernst & Young LLP as the Company’s independent accountants for 2009. In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee.

VOTE REQUIRED

The affirmative vote of a majority of the votes cast at the meeting is required to ratify the appointment of Ernst & Young LLP as the Company’s independent accountants. Abstentions and broker non-votes will be disregarded for purposes of determining the outcome of this matter. In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR THE CALENDAR YEAR ENDING DECEMBER 31, 2009.

OTHER MATTERS

As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2010 Annual Meeting. Stockholders interested in presenting a proposal for consideration at the Company’s annual meeting of stockholders in 2010 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company’s bylaws. To be eligible for inclusion in the proxy statement, a stockholder proposal must be received by the Company’s Secretary no later than November 26, 2009. Any such proposal should be mailed to: Nationwide Health Properties, Inc., 610 Newport Center Drive, Suite 1150, Newport Beach, CA 92660, Attn: Secretary.

Stockholders interested in presenting a proposal or nomination of a candidate for election as a director at the Company’s 2010 annual meeting of stockholders outside the procedures prescribed in Rule 14a-8 (i.e., a proposal to be presented at the annual meeting of stockholders in 2010 but not included in the Company’s Proxy Statement) must do so in accordance with the Company’s bylaws, and the nomination or proposal must be received by the Company’s Secretary no earlier than October 27, 2009 and no later than November 26, 2009 to be considered timely. Under the SEC’s proxy voting rules, the Company may exercise discretionary voting authority on stockholder proposals received after November 26, 2009. Any such proposal should be mailed to: Nationwide Health Properties, Inc., 610 Newport Center Drive, Suite 1150, Newport Beach, CA 92660, Attn: Secretary.

New York Stock Exchange Certification. The certification of the Chief Executive Officer required by the New York Stock Exchange Listing Standards, Section 303A.12(a), relating to the Company’s compliance with the New York Stock Exchange Corporate Governance Listing Standards, was submitted to the New York Stock Exchange on June 2, 2008.

Proxy Solicitation Costs. The total cost of this solicitation will be borne by the Company. In addition to use of the mails, proxies may be solicited by directors, officers, employees and agents of the Company personally, by telephone, facsimile and other means. The Company may reimburse persons holding shares in their own names or in the names of the nominees for expenses they incur in obtaining instructions from beneficial owners of such shares.

            By Order of the Board of Directors,

            Douglas M. Pasquale

            President and Chief Executive Officer

March 26, 2009

610 NEWPORT CENTER DRIVE SUITE 1150 NEWPORT BEACH, CA 92660

There are three ways to vote your proxy.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	NWDHP1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NATIONWIDE HEALTH PROPERTIES, INC.
THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” ALL OF THE NOMINEES FOR DIRECTOR IN						To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
ITEM 1 AND “FOR” ITEM 2.
Vote On Directors			For All ☐	Withhold All ☐	For All Except ☐
1.	Election of Directors
Nominees:
	01)	William K. Doyle
	02)	Richard I. Gilchrist
	03)	Robert D. Paulson
	04)	Jeffrey L. Rush
	05)	Keith P. Russell
Vote On Proposal						For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent accountants for the calendar year ending December 31, 2009.					☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR all of the nominees for director in item 1 and FOR item 2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment thereof.

Your Internet or telephone vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by telephone or Internet, there is no need for you to mail back your proxy card.

For directions to the meeting, please call: (949) 718-4400.
For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

NWDHP2

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 5, 2009

The undersigned hereby appoint(s) Abdo H. Khoury, William M. Wagner and Don M. Pearson, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of Nationwide Health Properties, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 p.m., Pacific Time on May 5, 2009 at the Conference Center at 610 Newport Center Drive, Newport Beach, California, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR ITEM 1 AND FOR ITEM 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE